2012年 8月30日

August 30, 2012

ALLIANCE RICH MANAGEMENT LIMITED

(出售方) (“Seller”)

与

AUTOCHINA GROUP INC

(收购方) (“Buyer”)

有关HEAT PLANET HOLDINGS LIMITED (“宏山控股”)的100%股权转让协议
Heat Planet Holdings Limited’s 100% Equity Transfer Agreement

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Table of Contents continued

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附件二	ANNEX II 开元中心写字楼简介 Introduction of KaiYuan Center Office Building	72

附件三	ANNEX III 开元中心交楼标准 KaiYuan Center Delivery Standards	73

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The contract is signed on August 30, 2012.

本合同于2012年8月30日签订。

立约各方：Parties in the Agreement:

1.          ALLIANCE RICH MANAGEMENT LIMITED (以下简称出售方)；(“Seller”)

2.          AUTOCHINA GROUP INC (以下简称”收购方”)；(“Buyer”)

3.          HEAT PLANET HOLDINGS LIMITED（以下简称”宏山控股”）; (“Heat Planet Holdings”)

鍳于：Whereas:

A.           河北旭威贸易有限公司(“旭威贸易”)是由一家内资企业变更成为的一家中华人民共和国台港澳侨投资企业，类别是外商独资企业。其批准证书为商外资冀字[2008]0003号，发证日期为2008年1月21日。见附件一。
Hebei Xu Wei Trade Co., Ltd. (“Xu Wei Trade”) was China domestically-funded but then converted into a TW-HK-Macau invested China enterprise. It is categorized as a wholly foreign-owned enterprise, with a registration number of [2008] 0003 issued on January 21, 2008. See Appendix I.

B.           旭威贸易的投资总额为5,500万元人民币，其注册资本为5,000万元人民币，由下列公司出资：
The total investment of Xu Wei Trade is RMB55 million and its registered capital is RMB50 million, funded by the following company:

宏山控股有限公司 ： 5,000万元人民币，占旭威贸易注册资本的100%。
Heat Planet Holdings Limited: RMB50 million, accounting for 100% of the registered capital of Xu Wei Trade.

C.           旭威贸易经河北省商务厅批准的经营期限为30年，其营业执照（注册号：130000400003647）上面载明的营业期限自2007年12月20日至2038年1月21日。
Hebei Provincial Department of Commerce approved a 30-year operating period for Xu Wei Trade. Its business license registration number is 130000400003647 as stated on its operating business license and its operating period is from December 20, 2007 to January 21, 2038.

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D.           河北瑞良商贸有限公司(“瑞良商贸”)是一家注册于中华人民共和国的内资企业，注册资本为一亿元人民币，由下列公司出资：
Hebei Rui Liang Trade Co., Ltd. (“Rui Liang Trade”) is registered as a China-funded enterprise with registered capital of RMB100 million, funded by the following companies:

河北旭威贸易有限公司： 一亿元人民币，占瑞良商贸注册资本的100%。
Xu Wei Trade: RMB100 million, accounting for 100% of the registered capital of Rui Liang Trade.

目前，瑞良商贸主要资产为开元中心写字楼。
At present, Rui Liang Trade’s primary asset is the KaiYuan Center.

E.           出售方系宏山控股将售股票的登记持有人及受益所有人。
Seller is the registered holder and beneficial owner of the shares of Heat Planet Holdings to be sold.

F.           出售方愿意依照本协议规定的条款和条件出售，而收购方亦愿意根据本协议规定的条款和条件购买所销售股票。宏山控股同意本协议所述各项有关所销售股票出售和购买的条款。
The Seller is willing to sell, and the Buyer is willing to buy, the shares in accordance with the terms and conditions prescribed herein. Heat Planet Holdings agreed to all the provisions governing the sale and purchase of the shares stipulated herein.

协议：Contract:

基于本协议所述的相互承诺和其它适当及有价值之对价，对该等承诺及对价的充分性和完整性在此确认，出售方及收购方达成协议如下：
Based on mutual commitments described in this Agreement and other appropriate and valuable consideration, the adequacy and completeness of which are hereby confirmed, the Seller and the Buyer agreed as follows:

Article I
定义及解释
Definitions and Interpretation

1.1           除文义另有所指外，以下词语具有下列含义：
Unless the context indicates otherwise, the following terms shall have the following meanings:

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(a)          “诉讼”指任何法律诉讼、起诉、索赔、调查、听证或诉讼程序，包括所有纳税额或其他事项的审计、申报和评估。
“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(b)          “实际现金余额”指”实际期末资产负债表”中列明的现金及现金等价物的总额。
 “Actual Cash Balance” shall mean the amount of cash and cash equivalents, as set forth on the Actual Closing Balance Sheet.

(c)          “实际期末资产负债表”在10.1部分有明确定义。
“Actual Closing Balance Sheet” is defined in Section 10.1

(d)          “实际营运资金”指在”实际期末资产负债表”中列出的”流动资产”减去”流动负债”所得到的差额（可能为正值或负值）。
“Actual Working Capital” shall mean the difference (which may be positive or negative) between the Current Assets over the Current Liabilities, as set forth in the Actual Closing Balance Sheet.

(e)          “关联方”指某”人”直接或间接地控制他”人”、受到他”人”控制，或与他”人”共同受到另外的”人”的控制。 为避免疑问，（i）在成交之前，出售方为”宏山控股”及其子公司的”关联方”，（ii）在成交之后，”收购方”为”宏山控股”及其子公司的”关联方”。
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (i) with respect to all periods prior to the Closing, the Seller is an Affiliate of Heat Planet Holdings and its Subsidiaries, and (ii) with respect to all periods subsequent to the Closing, Buyer is an Affiliate of Heat Planet Holdings and its Subsidiaries.

(f)          “经审计的年度财务报表”的定义详见第4.11（b）部分。
“Audited Annual Financial Statements” is defined in Section 4.11(b).

(g)          “官方”指国际、国内、联邦、州的或地方的所有政府、监管或管理性当局、机构或权力机关，或任何司法机关、仲裁人，或任何公共、私人或行业监管机关。
“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

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(h)          “AutoChina SEC文件”指由AutoChina国际有限公司公开提交给美国”证券交易管理委员会”进行备案的所有文件。
 “AutoChina SEC Document” means all documents that are filed with, or furnished to, the U.S. Securities and Exchange Commission by AutoChina International Limited that are publicly available.

(i)          “帐簿及记录”指除股票簿册及备忘录以外，所有帐簿及记录、分类帐、员工记录，客户列表、档案、信件，以及由”人”拥有或使用的，或能以其他方式反映”人”的资产、业务或交易的其他各种（书面的、电子的或其他形式的）记录。
“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the Business or its transactions are otherwise reflected, other than stock books and minute books.

(j)          “业务”应指旭威贸易、瑞良商贸在本协议签署日在中国河北实际经营的业务。
“Business” shall mean the actual operations in Hebei, China of Xu Wei Trade and Rui Liang Trade as of the date of execution of this Agreement.

(k)          “工作日”应指除周六和周日外，中国境内(包括香港特别行政区)银行通常开放的营业日。
“Business Day” shall mean regular business days of the banks in China (including Hong Kong S.A.R.) except Saturday and Sunday.

(l)          “中国”应指中华人民共和国，仅为本协议之目的，不包括中国台湾省、香港和澳门特别行政区。
“China” means the People’s Republic of China, and only for purposes of this Agreement, not including Taiwan, Hong Kong and Macao Special Administrative Regions.

(m)          “索赔”应指与一方有关的针对该方或由该方提出的请求、索赔、诉讼或法律程序，无论是如何产生的或是否为现有的、未确定的、即时的、将来的或可能的。
“Claim” shall mean current, potential, pending or future claims, litigation or legal proceedings concerning, brought by, or against a party.

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(n)          “成交”应指双方按照第11条的规定完成本协议项下的所销售股票的出售和购买。
“Closing” shall mean the completion by the parties of the sale and purchase of stock sold under this Agreement in accordance with the provisions of Article 11.

(o)          “成交日”应指成交发生之日，该日为：宏山控股股权变更登记日。
“Closing Date” shall mean the date of Closing, that day is a: Date that Heat Planet Holdings changes registration of its stock.

(p)          “公司同意”的定义详见第4.10部分。
“Company Consent” is defined in Section 4.10.

(q)          “合同”指”宏山控股”或其任何子公司作为合同方所签订的或对各其自资产有约束的” 开元中心所有权”及所有合同、协议、租约（包括设备、车辆及资本租赁）、许可证、承诺、客户合同、工作说明书、买卖订单以及类似口头或书面的契约，包括在签署本合同之后并在成交之前，”宏山控股”或其任何子公司按照第6.1部分达成的任何协议，以及上述各项所涉及的所有权益，其中包括与”宏山控股”或其任何子公司所控制的第三方现金和资产相关的权益。
“Contracts” means the Kaiyuan Center Title and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which Heat Planet Holdings or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by Heat Planet Holdings or any of its Subsidiaries in compliance with Section 6.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under Heat Planet Holdings or any of its Subsidiaries’ dominion or control.

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(r)          对某”人”的”控制”是指由于持有表决证券、合同约定或其他原因而有直接或间接的权力对此”人”的管理及经营决策进行管理或指导。 “受控”、”控制”及”共同受到控制”具有与此相关的含义。 在不限定前述条款的情况下，在下述情形下，应视某”人”（”受控制的人”）受到控制：（a）按照”1934年证券交易法”及其修正版本的第13d-3规章之定义，若任何他”人”（10%所有人）（i）在受益的基础上持有10%或以上有权对此”人”的董事选举进行表决的证券或拥有同等权力对此”受控制的人”进行管理，或（ii）有权分配或接收此”受控制的人”的10%或以上之利润、损失或资产，则此”人”受到所述他”人”的控制；（b）此”人”受到自己的高级管理人员、董事、一般合伙人、（非有限责任）合伙人、经理、或股东（有管理权力的10%所有人）的控制；或（c）此”人”受到其”关联方”的配偶、直系子孙，以及上代、同代及下代直系血亲与直系姻亲的控制，或者受到其”关联方”作为信托人或受托人的信托关系控制。

Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(s)          “流动资产”指按照”宏山控股”所应用的”美国会计准则”（与”宏山控股”的历史会计实务在所有实质方面基本一致），在”宏山控股”及其子公司的正常营运时所产生的流动资产，并在”经审计的年度财务报表”中列出。
“Current Assets” means the current assets of Heat Planet Holdings and its Subsidiaries arising in the ordinary course in accordance with U.S. GAAP as applied by Heat Planet Holdings on a basis consistent in all material respects with Heat Planet Holdings’s historic accounting practices as reflected in the Audited Annual Financial Statements.

(t)          “流动负债”指按照”宏山控股”所应用的”美国会计准则”（与”宏山控股”的历史会计实务在所有实质方面基本一致）累算的、在”宏山控股”及其子公司的正常营运时所产生的流动负债，并在2011年”经审计的年度财务报表”中列出。
“Current Liabilities” means the current liabilities of Heat Planet Holdings and its Subsidiaries arising in the ordinary course and accrued in accordance with U.S. GAAP as applied by Heat Planet Holdings on a basis consistent in all material respects with Heat Planet Holdings’s historic accounting practices as reflected in the 2011 Audited Annual Financial Statements.

(u)          “等值美元”应指当某一款项以人民币表示为币值时，按支付当日中国银行有限公司所正式公布的购买和出售美元的汇率中间价所换算成（或表示为）的数额的美元。
“Dollar Equivalent” shall mean a certain amount of money denominated in RMB equal to a given amount of U.S. dollars at the central parity rate for a given date, as officially announced by the Bank of China Co., Ltd. for the purchase and sale of the U.S. Dollar currency.

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(v)          “环境法”之定义详见第4.25部分。
“Environmental Laws” is defined in Section 4.25.

(w)          “估计现金余额”指在”估计期末资产负债表”中所列的现金及现金行等价物的总额。
“Estimated Cash Balance” shall mean the amount of cash and cash equivalents, as set forth on the Estimated Closing Balance Sheet.

(x)          “估计期末资产负债表”的定义详见第10.1（a）部分。
“Estimated Closing Balance Sheet” is defined in Section 10.1(a).

(y)          “估计营运资金”指在”估计期末资产负债表”中列明的流动资产减去流动负债所得到的差额（可能为正值或负值）。
“Estimated Working Capital” shall mean the difference (which may be positive or negative) between the Current Assets over the Current Liabilities, as set forth on the Estimated Closing Balance Sheet.

(z)          “财务报表”的定义详见第4.11（b）部分。
“Financial Statements” is defined in Section 4.11(b).

(aa)         “香港”应指中华人民共和国香港特别行政区。
“Hong Kong” shall mean the Special Administration Region of Hong Kong of the People’s Republic of China.

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(bb)         就任何”人”来说，”负债”是指，(a)此”人”因借款，或保证金或各类预付款项（包括透支款项、信用证偿款协议规定的欠款款项）而应承担的所有债务责任，包括因此产生的各种利息、费用；（b）由债券、债权证、票据或类似的凭证所证明的由此”人”所承担的一切债务责任；（c）与此”人”所购买之财产相关的附加条件销售协议或其他所有权保留协议中规定的此”人”应承担的所有债务责任；（d）在购买财产或服务时，因签发或认定为延期支付价款（不同于在正常营业中产生的所欠债权人的商品及服务的应付帐款）而由此”人”承担的所有债务；（e）由留置或抵押此”人”所有或所获的财产进行担保（或债权人有权随时要求进行此类担保）的所有其他负债；（f）按照” 美国会计准则”，认定存在资本租赁时，此”人”应承担的所有债务；（g）此”人”提供的所有担保以及（h）因任何协议规定所应承担的上述各类债务责任。
“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

(cc)         “应赔偿损失限额”的定义详见14.1部分。
“Indemnifiable Loss Limit” is defined in Section 14.1.

(dd)         “受补偿方”的定义详见14.3（a）部分。
“Indemnified Party” is defined in Section 14.3(a).

(ee)         “补偿方”的定义详见14.3（a）部分。
“Indemnifying Parties” is defined in Section 14.3(a).

(ff)         “期中资产负债表”的定义详见4.11(a) 部分。
“Interim Balance Sheet” is defined in Section 4.11(a).

(gg)         “期中财务报表”的定义详见4.11(a) 部分。
“Interim Financial Statements” is defined in Section 4.11(a).

(hh)         “开元中心”应指瑞良商贸持有位于河北石家庄长安区东大街5号，建筑面积为61224.50平方米，做办公楼的物业。资料见附件二。
“KaiYuan Center” shall mean the property located at No. 5 East Main Street, Chang’an District of Shijiazhuang, Hebei, with the construction area of 61,224.50 square meters, for office purpose, held by Rui Liang Trade. See the details contained in Annex II.

(ii)         “关键员工”指《附录》6.7所列”宏山控股”及其子公司的员工。
“Key Personnel” means the employees of Heat Planet Holdings and its Subsidiaries listed on Schedule 6.7.

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(jj)         “法律”是指国内、国外、联邦、州、城市或地方的法律、法规、条例、法例、规章或不成文法。
“Law” means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

(kk)         “留置权”指与任何资产相关的各类抵押权、留置权、质押权、担保权益或不动产留置权，以及任何附条件销售、表决权拘束协议或委托，包括任何赋予前述权利的协议。
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(ll)         “损失”的定义详见14.1部分。
“Loss(es)” is defined in Section 14.1.

(mm)         “重大不利变化”指（a）业务、资产、财务或其他状况、债务、经营结果，或部分、总体业务期望的重大不利变化；（b）出售方按照本《协议》达成交易能力的重大不利变化；（c）在扣除利息、税金、折旧及摊销之前，”宏山控股”跟踪十二个月综合收益的减少总额达到或超过10%，或者”宏山控股”或其子公司不再雇用任何”关键员工”，但是，前提是不影响将其他事项认定为”重大不利变化”，且涉及”重大不利影响”的任何事项或者超过$10,000,000的损失或付款在本质上就已构成”重大不利变化”。
“Material Adverse Change” means (a) a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole (b) a material adverse change in the ability of the Seller to consummate the transactions contemplated by this Agreement, (c) the diminution of Heat Planet Holdings’s trailing twelve month consolidated earnings before interest, taxes, depreciation and amortization in an amount equal to or greater than 10%, or if any Key Personnel cease to be employed by Heat Planet Holdings or its Subsidiaries; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a Material Adverse Effect or loss or payment in excess of $10,000,000 shall constitute a Material Adverse Change, per se.

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(nn)         “重大不利影响”指对业务、资产、财务或其他状况、债务、经营结果，或部分、总体业务期望重大不利影响；若在扣除利息、税金、折旧及摊销之前，”宏山控股”跟踪十二个月综合收益的减少总额达到或超过10%，则其构成”重大不利影响”；若”宏山控股”或其子公司不再雇用任何”关键员工”，则其构成”重大不利影响”，但是不能影响认定其他事项为”重大不利影响”，且任何涉及”重大不利变化”的事项或超过$10,000,000的损失或付款在本质上就已构成”重大不利影响”。
“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business, individually or as a whole, it being agreed that the diminution of Heat Planet Holdings’s trailing twelve month consolidated earnings before interest, taxes, depreciation and amortization in an amount equal to or greater than 10% shall constitute a Material Adverse Effect and that any Key Personnel ceasing to be employed by Heat Planet Holdings and its Subsidiaries shall constitute a Material Adverse Effect; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter involving a Material Adverse Change or loss or payment in excess of $10,000,000 shall constitute a Material Adverse Effect, per se.

(oo)         “反洗钱法”的定义详见4.30部分。
“Money Laundering Laws” is defined in Section 4.30.

(pp)         “竞业禁止协议”的定义详见8.2（n）部分。
“Non-Compete Agreements” is defined in Section 8.2(n).

(qq)         “开元中心所有权”指与宏山和子公司控股开元中心楼层的所有权证明。
“Kaiyuan Center Title” means the proof of ownership with respect to the real property owned by Heat Planet Holdings or any of its Subsidiaries of the Kaiyuan Center.

(rr)         “法令”指”官方”颁布或签发的任何命令、法令、判决、令状、裁决、强制令、裁定或同意书。
“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(ss)         “外部成交日期”的定义详见16.1部分。
“Outside Closing Date” is defined in Section 16.1.

(tt)         一方”应指出售方、收购方、以及被相应解释的各方。
“Party” shall mean each of the Seller and the Buyer as defined herein.

(uu)         “许可”的定义详见4.17部分。
“Permits” is defined in Section 4.17.

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(vv)         “容许留置权”指（i）提供给”收购方”的产权保险保单中列出的所有道路的缺陷、例外、约束、地役权、通行权以及不动产债权；(ii)在通常业务运作过程中产生的技工、搬运人、工人、修理工及类似的留置权，其抵押与”宏山控股”或其任何子公司的业务、经营及财务状况无实质性关联，且不是由于”宏山控股”或其任何子公司违约或违法所致；（iii）”官方”颁布的区划、所有权或其他土地利用及环境法规，前提是不得违反此类法规。
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business, operations and financial condition of Heat Planet Holdings or any of its Subsidiaries so encumbered and that are not resulting from a breach, default or violation by Heat Planet Holdings or any of its Subsidiaries of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Authority, provided that such regulations have not been violated.

(ww)         “成交前期”指”成交日期”之前的或到”成交日期”截止的时期，该时期包括”成交”当日。
“Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

(xx)         “收购价格”应指根据第5.1条计算的有关所有所销售股票的收购价款。
“Purchase Price” shall mean the purchase price for all of the to-be-sold stock as calculated in accordance with Section 5.1 hereof.

(yy)         “收购方接受赔偿人”的定义详见14.1部分。
“Purchaser Indemnitees” is defined in Section 14.1.

(zz)         “不动产”统称所有的不动产及其利息（包括使用权），以及建筑物与其固定附属物、营业装潢、设备及其他附加设施；使用上述各项时所产生的所有权利（包括空气、水、油及开采权）；以及所有转租权、专营权、许可、特许、 地役权及附属的通行权。
“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

(aaa)         “瑞良商贸”应指河北瑞良商贸有限公司，其详细资料请见附件一。
“Rui Liang Trade” shall mean the Hebei Rui Liang Trade Co., Ltd. with its details in Annex 1.

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(bbb)        “SEC”（”证交会”）指证券交易管理委员会。
”SEC” means the Securities and Exchange Commission.

(ccc)        “担保权益”应指包括任何形式的抵押、质押、留置或按揭，或任何担保或优先权益或任何种类的和解，或任何债权人对任何资产或其收益享有的、优先于其他债权人受偿的任何其他权利或安排。其包括除日常交易过程中所有权保留之外的所有权保留及作为担保的定金， 但不包括因实施法律所产生的抵押或留置，除非该抵押或留置所担保的钱款的支付被拖欠。
“Security Interest” shall mean any form of mortgage, pledge, lien or mortgage, or any guarantee or priority rights, or any kind of reconciliation, or any creditor entitled to any assets or profits, take precedence over any of the rights or arrangements of other creditors, including retention of title in addition to retention of title in the daily transaction and as a guarantee deposit, but excluding a mortgage created by operation of law or lien, unless the funds underlying such mortgage or lien are in arrears.

(ddd)        “卖方受偿人”的定义参见14.2节。
“Seller Indemnitees” is defined in Section 14.2.

(eee)        “所销售股票”应指构成宏山控股已发行股本的100%，即共10000股，以每股港币1元的股价，以及因附随的或在本协议签订日产生的所有权利（包括分取红利的权利）带来的收益。
“Stock” shall mean 100% of the issued and outstanding stock of Heat Planet Holdings, representing a total of 10,000 shares, par value HK$1 per share and all accompanying benefits existing or generated as of the execution date of this Agreement (including the right to receive dividends).

(fff)        “子公司”是指其至少百分之五十（50%）的股本，或其他产权、表决证券为”宏山控股”所直接或间接持有或控制的各实体。
“Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by Heat Planet Holdings.

(ggg)        “有形资产”指由”宏山控股”或其任何子公司拥有或租用的所有有形的个人财产及其利息，包括机器、计算机及附件、家具、办公设备、通信设备、汽车、货车、叉式装卸车及其他车辆，以及其他有形资产；
 “Tangible Assets” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by Heat Planet Holdings or any of its Subsidiaries and other tangible property;

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(hhh)        “纳税申报单”指由有关税款确定、评估、征收或支付的税务机关或税收法律管理机构备案的任何报表、纳税资料表、报单、退税申请、报告或任何类似的报表，以及前述表单的修订，包括任何附加的清单及支持材料，其形式可以为单独的、综合的或合并的。
“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(iii)        “税款”指任何联邦、州、地方的或外国税款、收费、征款、关税、不足税金，或其他各类由税务机关强制执行的特别税捐（包括任何（总或净）收入、利润、意外利润、销售、使用、商品及服务、从价征收、专营权、许可、代扣、雇用、社会保障、工人赔偿金、失业补偿金、薪酬表、转帐、消费、进口、不动产、个人财产、无形财产、占用、登记、最小、可选择最小、环境或估计的税款），包括作为受让人或继承人应承担的前述责任，以及税收分成、赔偿或类似的协议规定的责任，另外还包括任何利息、罚金，以及各类税款的强制增收或补充征收的款项。
“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(jjj)        “税务机关”指负责税款的征收、评估的机关以及税收法律管理机构。
“Taxing Authority” means any Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(kkk)        “未经审计的年度财务报告”的定义详见4.11（a）部分。
“Unaudited Annual Financial Statements” is defined in Section 4.11(a).

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(lll)        “美国会计准则”应指在美国被普遍接受的会计原则，标准以及诠释。
“U.S. GAAP” shall mean the generally accepted accounting principles, standards and interpretations in the United States of America.

(mmm)         “营运资金计算日期”的定义详见10.1（a）部分。
“Working Capital Calculation Date” is defined in Section 10.1(a).

(nnn)        “旭威贸易”应指河北旭威贸易有限公司，其详细资料请见附件一。
“Xu Wei Trade” shall mean the Hebei Xu Wei Trading Co., Ltd., with its details in Annex 1.

1.2           解释 Interpretation. 本协议中的标题仅为方便之用，对协议解释不产生影响。除非本协议中另有规定，本协议应根据下列规定进行解释：
The titles in this Agreement are for the convenience purpose and shall not affect interpretations hereof. Unless otherwise provided in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)          如果某一字或词语已被定义，则其语法形式也具有相同的含义。
If a word or words have been defined, its grammatical forms shall have the same meaning.

(b)          本协议中提到的”人”包括公司、信托、合伙、非法人团体、有限责任公司或其它实体，不论其是否构成一独立的法律实体。
References in this Agreement, to a “person” includes a company, trust, partnership, unincorporated association, limited liability companies or other entities, regardless of whether they constitute a separate legal entity.

(c)          引用的条款、附件或附表是指附件中的条款或本协议中的附表。
References to any provision, annex or schedule refer to an Annex or Schedule, or provisions thereof, attached to this Agreement.

(d)          本协议中提到的协议或文件(包括本协议)是指在本协议或其它协议或文件所禁止的范围外，修改、补充、更新或更换过的该协议或文件。
The agreements or documents (including this Agreement) referred herein shall mean the modified, supplemented, updated or replaced agreement or document within the scope restricted by this Agreement or other agreements and documents.

(e)          本协议中提到的书面形式是指任何采用有形或直观的形式对文字、数字、图表或符号的表述或复制。
Written forms referred herein shall mean any form of tangible or visual representation or reproduction of texts, numbers, diagrams or symbols.

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(f)          本协议中提到的法规或法规的规定包括对该法规的修订或重新制定，替代该法规的某一法律规定以及根据该法规颁布的规定或法律文件。
The laws and regulations referred to in this Agreement, include amendments re-enactments, and replacements of one or more of the laws and the regulations issued thereunder.

(g)          本协议中提到的会计准则包括由相关会计或管理机构做出的所有解释、指引及公告，以及对上述内容的更改及修订。
The accounting standards referred to in this Agreement, include all the interpretations made by the relevant accounting or management bodies, guidelines and announcements, as well as changes and amendments of the above.

(h)          本协议中提到的RMB或人民币是指中国的法定货币人民币。
References in this Agreement to RMB or yuan refer to the official currency of China.

(i)          本协议中提到的美元是指美利坚合众国的法定货币美元。
References in this Agreement to U.S. dollar refer to the lawful currency of the United States of America.

(j)          本协议中使用”包括”、”例如”或类似表述描述的事项，其范围并不限于上述词语后所列明的事项。
As used in this Agreement, “including”, “for example” or similar expressions to describe matters, are not limited to the scope of the matters set forth in following the aforementioned terms.

(k)          本协议中使用 “中国行政指令”，其范围包括任何中国政府各级部门的命令、通告、通知、办法、暂行办法、意见等。
“Administrative Instructions” used in this Agreement, includes orders, notices, notifications, measures, temporary measures and opinions of all levels of the Chinese government.

1.3           同意或批准 Consent or approval. 如果任何本协议项下的行为、事宜或事情的进行需获得一方的同意或批准，或由一方自行决定，则该方有绝对自主权决定有条件或无条件给予或拒绝给予上述同意或批准，或行使或拒绝行使前述决定权。
If the conduct of any acts, matters or things under this Agreement requires to obtain a party’s consent or approval, or to be decided by the party itself, the party has the absolute discretion to conditionally or unconditionally give or refuse to give such consent or approval, or exercise or refused to exercise the aforementioned right to decide.

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1.4           付款方式 Payment.

(a)          本协议项下所有款项的支付应采用银行电子汇款的方式进行，除非该收款方以书面同意采用其它方式。
The payment of all amounts under this Agreement shall be made by electronic bank transfer, unless the beneficiary provides written consent for a different method.

(b)          在本协议项下须支付予出售方的款项，如用银行电子汇款方式支付，应支付予下列银行账户 :
Payments under this Agreement to the Seller, if such payment is made by electronic bank transfer, shall be paid to the following bank account:

收款银行名称
Beneficiary Bank Name: Standard Chartered Bank (Hong Kong) Limited
账户持有人
Account holder: Alliance Rich Management Limited
账户号码
Account Number: 429-1-023626-3

(c)          除非本协议另有条文规范，本协议项下所有的付款均应以等值美元支付。
Unless otherwise specifically provided herein, all payments under this Agreement shall be made in USD Equivalent.

Article II
出售及收购
Sale and Purchase

2.1           依照本协议条款和条件，出售方向收购方出售，收购方从出售方购买，所销售股票，该等股票含宏山控股的一切所有权而不存在任何担保权益、负债，或留置权。
In accordance with the terms and conditions hereof, Seller will sell to Buyer, and Buyer will purchase from Seller, the Stock which represents all ownership rights to Heat Planet Holdings, free and clear of any Security Interest, Indebtedness, or Lien.

2.2           所销售股票的所有权及受益所有权：All rights and benefits of the Stock:

(a)          直至成交，只能由出售方保有，期间不能出现任何权益（包括宏山控股所持有的旭威贸易、瑞良商贸及开元中心的权益）的转变；且
It will be held only by Seller until closing, and there shall be no changes to the rights and interests upon closing (including rights and interests held by Heat Planet Holdings in Xu Wei Trade, Rui Liang Trade and KaiYuan Center) shall undergo any change; and

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(b)          遵守本协议的规定，所销售股票在成交时转移给收购方。
In compliance with the provisions of this Agreement, the Stock will be transferred to the Buyer at the Closing.

Article III
出售方与收购方在签署本协议后应尽快完成的事项
Matters TO be completed promptly after the signing of this Agreement

3.1           在签署此协议后，出售方应立即向收购方及其律师详细交待开元中心业权和使用权情况，以及旭威贸易、瑞良商贸的股权状况，并提供相关文件副本以确认旭威贸易、瑞良商贸的股权持有人及其拥有权的实际情况。
After the signing of this agreement, the Seller shall immediately explain to the Buyer and its lawyers in detail the status of the business rights and usage rights of the KaiYuan Center, as well as the equity status of Xu Wei Trade and Rui Liang Trade, and provide copies of relevant documents confirming the stockholders of Xu Wei Trade and Rui Liang Trade and the actual status of their ownership.

3.2           出售方保证按照开元中心之设计标准全面完成其建设施工，并努力争取在2012年10月31日达到交楼标准。交楼标准见附件三。
The Seller shall ensure the full completion of construction of Kaiyuan Center in accordance with Kaiyuan’s design standards, and shall strive to attain delivery standards by October 31, 2012. See the delivery standards in Annex III.

3.3           出售方保证，在合理的工作期限内，完善开元中心写字楼之规划、建设、验收及房屋产权证书等文件证明。
The Seller guarantees, within a reasonable period of work, to complete the planning, construction, inspection and acceptance, as well as the property title certificate and related documents of the KaiYuan Center office.

Article IV
宏山控股”及出售方 的陈述与保证
Representations And Warranties of Heat Planet Holdings And The Seller

“宏山控股”及出售方共同并各自在此向”收购方”声明并保证，从本《协议》签署之日起至”成交日期”止，下列陈述及保证真实、正确、完整：
Heat Planet Holdings and the Seller, jointly and severally, hereby represent and warrant to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date:

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4.1           公司存续及权力。 “宏山控股”为按照香港法律正式组建、正当存续且声誉良好。 “宏山控股”具有所有公司和其他能力及权力，且获得拥有并运营其财产及资产、开展现有及将来的业务需要的所有政府许可、特许权、执照、授权、同意及核准。 除《附录》4.1所述之外，”宏山控股”在任何管辖区域都无资格作为外国实体开展业务。在其他任何辖区内，”宏山控股”也不因其持有或租用的财产的性质或其活动的性质而迫使其具有该资格。 “宏山控股”的办公地址为《附录》4.1中所述位置。 “宏山控股”未进行、未计划、也未签订任何协议来合并、兼并、销售其所有或绝大部分资产、重组、重组资本、解散或清算。
Corporate Existence and Power. Heat Planet Holdings is a corporation duly organized, validly existing and in good standing under and by virtue of Hong Kong. Heat Planet Holdings has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. Heat Planet Holdings is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by Heat Planet Holdings or the nature of its activities make qualification of Heat Planet Holdings in any such jurisdiction necessary. Heat Planet Holdings has offices located only at the addresses set forth on Schedule 4.1. Heat Planet Holdings has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2           授权。Authorization.

(a)          “宏山控股”在其公司权限内能够完成本《协议》及《补充协议》的执行、交付及履行，并完成与此相关的交易，且此类行为已得到”宏山控股”必要的授权，包括其股东的一致通过。 在签署生效并交付之后，本《协议》以及任一《补充协议》的各自条款对”宏山控股”都有有效的法律约束力并具有强制性。
The execution, delivery and performance by Heat Planet Holdings of this Agreement and the Additional Agreements and the consummation by Heat Planet Holdings of the transactions contemplated hereby and thereby are within the corporate powers of Heat Planet Holdings and have been duly authorized by all necessary action on the part of Heat Planet Holdings, including the unanimous approval of the stockholders of Heat Planet Holdings. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of Heat Planet Holdings enforceable against Heat Planet Holdings in accordance with their respective terms.

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(b)          出售方有完全的法定资格、权力及能力来签署生效并交付此《协议》及作为协议方的《补充协议》，履行其中规定的出售方义务并完成其中所述交易。 出售方已正式签署生效及交付本《协议》并将在”成交”时正式签署生效将交付其作为协议方的《补充协议》，且本《协议》及此类《补充协议》（在”成交”时签署生效并交付的基础上）的各自条款对出售方都具有有效的法律约束力并具有强制性。
Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which Seller is named as a party, to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which Seller is named as a party, will be at Closing, duly executed and delivered by Seller and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of Seller, enforceable against him in accordance with their respective terms.

4.3           政府授权。 “宏山控股”或出售方对本《协议》及任何《补充协议》的签署生效、交付或履行都不需要任何”官方”的同意、批准、许可，也不在存在其他需要由”官方”批准的注册、申报或备案活动。
Governmental Authorization. Neither the execution, delivery nor performance by Heat Planet Holdings or Seller of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4           不违反。 “宏山控股”或出售方对本《协议》或任何《补充协议》的签署生效、交付或履行从未且不会（a）违反或抵触”宏山控股”的组织或组建文件；（b）违反或抵触任何约束或适用于”宏山控股”或出售方或任何”所销售股票”的法律、法令；（c）除《附录》4.16列明的”合同”需要”公司同意”（也仅需获得此类”公司同意”）之外，违反（无论是否提前通知与/或在目前或今后）或有权终止、取消、修改或促进”宏山控股”或出售方的任何权利或义务，或对”宏山控股”或出售方在许可证、合同或其他文书的约束下（或在所销售股票或宏山控股的资产被约束下，或任何许可证的约束下）以任何形式享有权利的”业务”的实质性利益损失要求任何付款或偿付，或（d）导致对”宏山控股”的”所销售股票”或资产形成或强制执行”留置权”。

Non-Contravention. None of the execution, delivery or performance by Heat Planet Holdings or Seller of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of Heat Planet Holdings, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Heat Planet Holdings or Seller, or any of the Stock, (c) except for the Contracts listed on Schedule 4.16 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Heat Planet Holdings or the Seller or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which Heat Planet Holdings or the Seller is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon Heat Planet Holdings or the Seller or by which any of the Stock or any of Heat Planet Holdings’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Stock or any of Heat Planet Holdings’s assets.

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4.5           资本。 “宏山控股”拥有授权资本及未偿还资本，在《附录》4.5中有详细说明。在”成交”之时，”收购方”应收到良好、有效且可交易的所有”股票”所有权凭证，无任何”留置权”。 除《附录》4.5中所述内容之外，没有任何（a） 担保权益、未偿还认股、期权、凭证、认股权（包括”虚拟股票权利”）、认购期权、承付款项、非正式协议、股份转换权、股份交换权，或用来购买、发行或销售任何”宏山控股”股本股票的计划或其他各类协议，或（b）出售方签署的、与”所销售股票”相关的协议，包括任何委托股票权及其他相关的表决权协议或代理协议。
Capitalization. Heat Planet Holdings has an authorized capitalization and outstanding capitalization specified on Schedule 4.5. Upon the Closing, Buyer shall receive good, valid and marketable title to all Stock, free and clear of all Liens. Except as set forth on Schedule 4.5, there are no: (a) Security Interests, outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of Heat Planet Holdings, or (b) agreements by Seller with respect to any of the Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6           组织大纲及公司章程。 “宏山控股”及其所有子公司的（a）组织大纲的副本，须经过公司成立地所属的州务卿办公室或者与之相对等的政府部门的认证，以及（b）公司章程的副本，已由公司秘书认证，现将这些副本提供给”收购方”，且保证其为经修订的现行文件的真实完整副本。 “宏山控股”或其任何子公司都未曾有违反或损害其组织大纲或公司章程的行为。
Memorandum and Articles of Association. Copies of (a) the memorandum of association of Heat Planet Holdings and each of its Subsidiaries, as certified by the Secretary of State or equivalent government department of its venue of incorporation, and (b) the articles of association of Heat Planet Holdings and each of its Subsidiaries, certified by the secretary of Heat Planet Holdings, have heretofore been made available to Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither Heat Planet Holdings nor any of its Subsidiaries has taken any action in violation or derogation of its memorandum and articles of association.

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4.7           公司记录。 自2007年9月4日始，”宏山控股”及其所有子公司的所有董事会、董事会委员会、股东的记录，以及所有事项的同意书都准确反映在”宏山控股”及其子公司备忘录簿册的备忘录及记录中。 “宏山控股”及其子公司的股票分类帐及股票转让簿册完整准确。 现向”收购方”提供与”宏山控股”及其子公司股票发行、转让相关的股票分类帐、股票转让簿册及备忘录，以及自2007年9月4日之后”宏山控股”及其所有子公司的所有董事会、董事会委员会、股东的记录，这些文件为”宏山控股”及其所有子公司的股票分类帐、股票转让簿册备忘录的原件或其真实副本。
Corporate Records. All proceedings occurring since September 4, 2007 of the board of directors, including committees thereof, and stockholders of Heat Planet Holdings and each of its Subsidiaries and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of Heat Planet Holdings and its Subsidiaries. The stock ledgers and stock transfer books of Heat Planet Holdings and its Subsidiaries are complete and accurate. The stock ledgers and stock transfer books and minute book records of Heat Planet Holdings and its Subsidiaries relating to all issuances and transfers of stock by Heat Planet Holdings and its Subsidiaries, and all proceedings of the board of directors, including committees thereof, and stockholders of Heat Planet Holdings and each of its Subsidiaries since September 4, 2007, have been made available to Buyer, and are the original stock ledgers and stock transfer books and minute book records of Heat Planet Holdings and each of its Subsidiaries or true and correct copies thereof.

4.8           关联方。 与出售方不同，”宏山控股”未受任何”人”的”控制”，且与《附录》4.8中所列的”人”不同，”宏山控股”也不控制任何他”人”。 除《附录》4.8中所述之外，（a）除了经由”宏山控股”及其子公司，出售方及其任何员工未从事任何业务，也未对其他企业务提供补偿性服务；（b）除了持有公开交易的证券且不超过此发行证券的5%，出售方不拥有任何企业的产权证券。 “宏山控股”或其任何子公司作为合同一方，以及出售方或其”关联方”也作为合同一方的所有合同都已在《附录》4.8中列出。 出售方或其任何”关联方”（i）都不直接或间接地拥有”宏山控股”或其子公司使用的或在”业务”中必需的全部或部分有形的、无形的财产，且对”宏山控股”或其子公司的资产不拥有任何所有权或经营权；（ii）与”宏山控股”或其任何子公司不存在任何交易。 《附录》4.8中列出”宏山控股”及其子公司的所有关联方的准确清单，并列出”宏山控股”、其子公司以及出售方的”关联方”的所有者权益。
Affiliates. Other than Seller, Heat Planet Holdings is not Controlled by any Person and, other than the Persons listed on Schedule 4.8, Heat Planet Holdings is not in Control of any other Person. Except as set forth on Schedule 4.8, Seller does not (a) engage in any business, except through Heat Planet Holdings and its Subsidiaries, or is an employee of or provides any service for compensation to, any other business concern or (b) own any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 4.8 lists each Contract to which Heat Planet Holdings or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, is a party. Neither the Seller nor any Affiliate of the Seller (i) own, directly or indirectly, in whole or in part, any tangible or intangible property that Heat Planet Holdings or any of its Subsidiaries uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of Heat Planet Holdings or its Subsidiaries’ assets, or (ii) have engaged in any transactions with Heat Planet Holdings or any of its Subsidiaries. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of Heat Planet Holdings and its Subsidiaries and the ownership interests in the Affiliate of Heat Planet Holdings, its Subsidiaries and the Seller.

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4.9           子公司。Subsidiaries.

(a)          “宏山控股”持有《附录》4.9中列出的所有”人”的全部发行及流通股本及证券。 “宏山控股”或其任何子公司都未就组建任何合资企业、协会或其他实体而达成任何协议。
Heat Planet Holdings owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.9. None of Heat Planet Holdings or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)          每个”子公司”都是依法正式组建的公司、正当存续且声誉良好，其组建的名称已在《附录》4.9中列明。 各”子公司”都拥有公司及其他所有权力，并获得必需的政府许可、特许、执照、授权、同意及批准来持有及经营其财产、资产，以及在现在及将来开展”业务”。 各”子公司”仅在《附录》4.9中各自名称下所列的地址中设有办公室。 任何”子公司”都未进行或计划进行合并、兼并、销售其全部或绝大部分资产、重组、重组资本、解散或清算，也未就上述事项达成任何协议。
Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.9. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.10         同意。 只有在《附录》4.10中列出的合同才对宏山控股、其任何的子公司或出售方有约束力，或者对宏山控股或其子公司的所销售股票或资产有约束力，执行、交付及履行本《协议》或任何《补充协议》，或完成其中规定的交易，需要得到某些人的同意、批准、授权、命令或其他行动支持，或者需要由其进行备案。
Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon Heat Planet Holdings, any of its Subsidiaries or the Seller or by which any of the Stock or any of Heat Planet Holdings or its Subsidiaries’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

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4.11         财务报表。Financial Statements.

(a)          所附《附录》4.11为（i）宏山控股及其子公司的未经审计的合并财务报表，至截止日期的未经审计的合并资产负债表、至截止到2010年及2011年12月31日的合并损益表、至截止日期的未经审计的十二（12）个月合并现金流量表组成（统称为”未经审计的年度财务报表”），及（ii）截止到2012年5月31日周期为五个月的宏山控股及其子公司的未经审计的期中合并财务报表，至截止日期的合并资产负债表（”期中资产负债表”）、至截止日期的五个月周期合并损益表组成（统称为”期中财务报表”）。
Attached hereto as Schedule 4.11 are (i) the unaudited consolidated financial statements of Heat Planet Holdings and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Unaudited Annual Financial Statements”), and (ii) the unaudited interim consolidated financial statements of Heat Planet Holdings and its Subsidiaries for the five month interim period ended May 31, 2012, consisting of the consolidated balance sheet as of such date (the “Interim Balance Sheet”), and the consolidated income statement for the five month period ended on such date (the “Interim Financial Statements”).

(b)          根据4.11条款规定，宏山控股应该在本《协议》签署生效的75日之内，向收购方交付宏山控股及其子公司的截止日期为2010年及2011年12月31日经审计的合并财务报表，由经审计的当期合并资产负债表、截止日期相同的经审计的十二（12）个月周期合并损益表、截止日期相同的经审计的十二（12）个月周期合并现金流量表组成（统称为”经审计的年度财务报表”，连同”未经审计的年度财务报表”一并称为”财务报表”）。
In accordance with Section 4.11, Heat Planet Holdings shall, within 75 days of the execution of this Agreement, deliver to the Buyer the audited consolidated financial statements of Heat Planet Holdings and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Annual Financial Statements” and together with the Unaudited Annual Financial Statements, the “Financial Statements”).

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(c)          此”财务报表”一致应用并遵照” 美国会计准则”， 完整、准确且公正地说明了宏山控股及其子公司的当期财务状况及经营业绩。另外，”期中财务报表”符合正常年终调整。 此”财务报表”（i）根据宏山控股及其子公司的帐簿及记录编制；（ii）始终应用并按照” 美国会计准则”，在应计制基础上编制；（iii）包含并反映所有的调整及应计项目，公正地反映了宏山控股及其子公司的当期财务状况，包括所有担保、维护、服务及赔偿义务；(iv)包含并反映宏山控股及其子公司截止至本期的所有实质性足额纳税款项。宏山控股已向收购方提交了所有从会计部门收到的”管理建议书”的副本，以及过去五（5）年之内由宏山控股及其子公司聘用的律师对其会计或任何前任会计所作质询的回复。
The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of Heat Planet Holdings and its Subsidiaries as of the dates thereof and the results of operations of Heat Planet Holdings and its Subsidiaries for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of Heat Planet Holdings and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Heat Planet Holdings and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to Heat Planet Holdings and its Subsidiaries with respect to the periods then ended. Heat Planet Holdings has delivered to Buyer complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by Heat Planet Holdings and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

(d)          在”期中资产负债表”对当期正常经营过程产生的同类性质同等数量的债务所作的特别披露、反映或全部保留。除此之外，宏山控股或其任何子公司都没有任何性质的（无论是累积的、固定的或临时的、清算的或未清算的、声明的或未声明的，或其他的）债务。 按照” 美国会计准则”，已将所有应计固定或临时的债务计入”期中资产负债表”。
Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Heat Planet Holdings or any of its Subsidiaries. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Interim Balance Sheet are included therein.

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(e)          “期中资产负债表”中包含的资产负债表准确地反映了宏山控股及其子公司在当期未偿还的负债。 除《附录》4.11中所述之外，宏山控股或其任何子公司都没有任何负债。
The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of Heat Planet Holdings and its Subsidiaries as of the date thereof. Except as set forth on Schedule 4.11, none of Heat Planet Holdings or any of its Subsidiaries has any Indebtedness.

(f)          由宏山控股或出售方或其代理向收购方递交的所有与业务相关的财务预测都是以诚信为原则并基于宏山控股信之为合理的假设而准备的，且宏山控股确认无论是宏山控股还是出售方都未发现合理可能地存在任何”重大不利影响”的可能性。
All financial projections delivered by or on behalf of Heat Planet Holdings or the Seller to Buyer with respect to the Business were prepared in good faith using assumptions that Heat Planet Holdings believes to be reasonable and neither Heat Planet Holdings nor the Seller is aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.12         帐簿及记录。Books and Records.

(a)          帐簿及记录内容合理，且准确、公正地反映了宏山控股及其子公司的交易、资产配置及服务提供情况。 宏山控股及其子公司坚持使用内部会计控制体系来合理保证：
The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by Heat Planet Holdings and its Subsidiaries. Heat Planet Holdings and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          仅按照管理部门的授权执行交易；
transactions are executed only in accordance with management’s authorization;

(ii)         在相应的期间内，按照宏山控股一贯采用的、符合” 美国会计准则”的收入确认及支出政策，及时、准确地记录了所有收支科目；
all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Heat Planet Holdings as permitted by U.S. GAAP;

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(iii)        仅经管理部门授权才能允许接触资产；且
access to assets is permitted only in accordance with management’s authorization; and

(iv)         在合理的周期内，将记录资产与实际存在的资产进行比较，若存在任何差异，则采取适当的措施。
recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          宏山控股现在此将所有帐簿及记录交由收购方进行检验，并在此将本《协议》的《附录》中提及到的或收购方另作要求的所有文件的完整、准确副本提交给收购方。 由宏山控股或其代理向收购方提交的所有合同、文件及其他文件，或其副本都准确、完整、真实。
Heat Planet Holdings has heretofore made all Books and Records available to Buyer for its inspection and has heretofore delivered to Buyer complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Buyer otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Buyer by or on behalf of Heat Planet Holdings are accurate, complete, and authentic.

(c)          宏山控股及其子公司的所有帐目、帐簿及分类帐在各方面都进行了适当、准确的记录，且内容完整，其中无任何实质性的差错或差异。 宏山控股或其任何子公司以任何形式（包括机械、电子或摄影方法，无论其是否为计算机化）记录、存储、保存、操控的任何记录、体系控制数据或信息（包括其所有存取方式）都是在排他性所有权之下进行的（特许的软件程序除外），并受宏山控股直接控制，且不受任何非相应办公地点的子公司的直接控制。
All accounts, books and ledgers of Heat Planet Holdings and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of Heat Planet Holdings or any of its Subsidiaries has any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of Heat Planet Holdings or any of its Subsidiaries and which is not located at the relevant Office.

4.13         不存在特定变化。 自2012年5月31始，宏山控股及其子公司所从事的常规业务与过去的业务一致，且：
Absence of Certain Changes. Since May 31, 2012, Heat Planet Holdings and its Subsidiaries have conducted the Business in the ordinary course consistent with past practices, and there has not been:

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(a)          无任何”重大不利变化”，且与收购方进行的所述交易无任何重大减值；
any Material Adverse Change or any material diminishment in the value to Buyer of the transactions contemplated hereby;

(b)          宏山控股或其任何子公司就其业务或任何资产（包括购置或外置任何资产）未达成任何交易、合同或其他契约或承诺，且除种类及数量与过去相比都无重大变化的常规营运及此《协议》所述交易之外，宏山控股或其任何子公司在各种情形下都未放弃任何合同权利或其他的权利。
any transaction, Contract or other instrument entered into, or commitment made, by Heat Planet Holdings or any of its Subsidiaries relating to the Business or any of Heat Planet Holdings or its Subsidiaries’ assets (including the acquisition or disposition of any assets) or any relinquishment by Heat Planet Holdings or any of its Subsidiaries of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)          除按照《附录》4.3所述执行之外，未向任何员工支付或协定支付任何红利、薪金或其他的补偿。
any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 4.13 hereto;

(d)          除各种股票或宏山控股、其子公司的资产的容许留置权之外，未设立或以其他方式形成任何留置权。且
any creation or other incurrence of any Lien other than Permitted Liens on any Stock or any of Heat Planet Holdings or its Subsidiaries’ assets; or

(e)          宏山控股或其任何子公司未就股东权益进行任何赎回、股利公布、股息支付或其他分配。
any redemption of, or declaration or payment of any dividend or other distribution with respect to, the equity interests of Heat Planet Holdings or any of its Subsidiaries.

如果在本协议签署之日至成交日期之间，宏山控股或其任何子公司有违反宏山控股在4.13部分所述保证条款的行为，则不影响此事实，即自2012年5月31至且包括本协议签署日期，宏山控股或其任何子公司都未违反宏山控股在4.13部分所述保证条款。
Since May 31, 2012 through and including the date hereof, none of Heat Planet Holdings or any of its Subsidiaries has taken any action nor has any event occurred which would have violated the covenants of Heat Planet Holdings set forth in Section 4.13 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

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4.14         财产；宏山控股及其子公司资产的所有权
Properties; Title to Heat Planet Holdings and its Subsidiaries’ Assets

(a)          根据各自既定用途，各有形资产无缺陷、状况良好、运转正常，并经妥善修理、维护（通常损耗除外），且适于现行用途，并符合所有相应的规范及质保要求。
The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)          宏山控股及其子公司都拥有对各自资产的良好、有效及可交易所有权，并在按合同开元中心所有权以及租赁或获准使用各类资产的情况下，都持有有效的使用相关资产的租赁权益或使用许可，且除容许留置权之外，不存在任何留置权。 在业务经营过程中使用的各类资产，包括商誉，都是由宏山控股及其子公司的资产所构成。
Each of Heat Planet Holdings and its Subsidiaries has good, valid and marketable title in and to, or, in the case of the Kaiyuan Center Title and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its respective assets, free and clear of all Liens other than Permitted Liens. Heat Planet Holdings, and its Subsidiaries’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used or useful in the operation of the Business.

4.15         诉讼。在任何法院、官方机构都无任何向宏山控股或其任何子公司，或其任何管理人员、董事、股票、资产、合同，或出售方提起的未决诉讼（或任何诉讼依据），且就宏山控股所知，也无任何威胁或影响宏山控股或其任何子公司，或其任何管理人员、董事、股票、资产、合同，或出售方的诉讼，且不存在任何阻止、禁止、变更或延迟本《协议》或《补充协议》所述的交易的各类问题及企图。 无任何针对宏山控股、其任何子公司或出售方进行的未决判决。 过去五（5）年之内及现在，宏山控股或进行其任何子公司都未受到任何官方的诉讼。
Litigation. There is no Action (or any basis therefor) pending against, or to the best knowledge of Heat Planet Holdings threatened against or affecting, Heat Planet Holdings or any of its Subsidiaries, any of their officers or directors, the Seller, the Business, or any Stock or any of Heat Planet Holdings or its Subsidiaries’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against Heat Planet Holdings, any of its Subsidiaries or the Seller. None of Heat Planet Holdings or any of its Subsidiaries is now, nor has it been in the past five (5) years, subject to any proceeding with any Authority.

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4.16         合同。Contracts.

(a)          各合同都合法有效且具有完全约束力及效力，就宏山控股所知，作为合同方的宏山控股或其任何子公司，或任何其他合同方都无违约行为（无论目前还是尔后与/或提前通知）。 宏山控股或其任何子公司都未就任何合同转让、转授或以其他方式转让其任何权利或义务，也未对任何合同或其资产达成签发任何委托书。 宏山控股已将(A)各书面合同的完整有效副本及（B）各口头协议的书面摘要递交给收购方，且保证内容真实准确。
Each Contract is a valid and binding agreement, and is in full force and effect, and neither Heat Planet Holdings nor any of its Subsidiaries that is party thereto nor, to Heat Planet Holdings’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. None of Heat Planet Holdings or any of its Subsidiaries has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any of Heat Planet Holdings or its Subsidiaries’ assets. Heat Planet Holdings has given to Buyer true and correct (A) fully executed copies of each written Contract and (B) written summaries of each oral Contract.

(b)          上述合同包括宏山控股或其任何子公司作为合同方签署的，以及对其任何股票或资产有约束力的所有现行有效的协议、工作声明、购买订单、协定、非正式协议及其他契约。 《附录》4.16列出了所有实质性的书面或口头合同，并分别引述了适用条款，包括：
The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which Heat Planet Holdings or any of its Subsidiaries is a party or to which any Stock or any of Heat Planet Holdings or its Subsidiaries’ assets are bound. Schedule 4.16 lists all material Contracts, oral or written, separately referencing the applicable subsection below in each case, including:

(i)          在本财政年度或上两个财政年度其中任何一个年度期间的此类其他合同，即按照此合同规定宏山控股或其任何子公司被要求支付或已支付、有权收取或已收取的总额超过$1,000,000。
any other Contract pursuant to which Heat Planet Holdings or any of its Subsidiaries is required to pay, has paid or is entitled to receive or has received an amount in excess of $1,000,000 during the current fiscal year or any one of the two preceding fiscal years;

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(ii)         所有雇用合同、员工租借合同、顾问及销售代理合同；
all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;

(iii)        所有宏山控股或其任何子公司作为合同一方的材料销售、代理、代办、委托及配送合同；
all material sales, agency, factoring, commission and distribution contracts to which Heat Planet Holdings or any of its Subsidiaries is a party;

(iv)         宏山控股或其任何子公司购买或接收中间产品、供应品、设备、货物或服务（不同于4.16(b)(ii) 或 (iii)所述）的所有现行协议；
all ongoing agreements for purchases or receipt by Heat Planet Holdings or any of its Subsidiaries of media, supplies, equipment, goods or services (other than under Section 4.16(b)(ii) or (iii));

(v)          宏山控股或其任何子公司作为合同方签署的所有合资企业、战略联盟、有限责任公司及合伙经营协议；
all joint venture, strategic alliance, limited liability company and partnership agreements to which Heat Planet Holdings or any of its Subsidiaries is a party;

(vi)         宏山控股或其任何子公司获取或分配其资产的所有重要文件；
all significant documents relating to any acquisitions or dispositions of assets by Heat Planet Holdings or any of its Subsidiaries;

(vii)        所有实质性的许可协议，包括知识产权许可协议，不包括拆封许可；
all material licensing agreements, including agreements licensing intellectual property rights, other than “shrink wrap” licenses;

(viii)      限制宏山控股或其任何子公司行为的所有保密、机密、不披露协议；
all secrecy, confidentiality and nondisclosure agreements restricting the conduct of Heat Planet Holdings or any of its Subsidiaries;

(ix)         与宏山控股或其任何子公司的专利、商标、服务标识、商号、品牌、版权、商业机密及其他知识产权权利相关的所有合同；
all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other intellectual property rights of Heat Planet Holdings or any of its Subsidiaries;

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(x)          由宏山控股或其任何子公司签署或提供的所有担保、赔偿协定及其他免责协议，包括所有现行修理、担保、维修、服务、补偿或类似义务的协议。
all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by Heat Planet Holdings or any of its Subsidiaries, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi)         与宏山控股或其任何子公司相关、且出售方或其关联方作为缔约方的所有合同或协议；
all contracts or agreements with or pertaining to Heat Planet Holdings or any of its Subsidiaries to which the Seller or any Affiliate of the Seller is a party;

(xii)        与宏山控股或其任何子公司被授权或授权他人占用或使用任何经营场所相关的所有不动产、个人有形财产协议，包括任何不动产租赁、转租或共享、许可或使用协议；
all agreements relating to real and tangible personal property, including any Real Property lease, sublease or space sharing, license or occupancy agreement, whether Heat Planet Holdings or any of its Subsidiaries is granted or granting rights thereunder to occupy or use any premises;

(xiii)      宏山控股或其任何子公司作为缔约方签署的所有货物加工协议；
any agreement to manufacture any goods to which Heat Planet Holdings or any of its Subsidiaries is a party;

(xiv)        与有形资产相关的所有物料协议；以及
all material agreements relating to Tangible Assets; and

(xv)         所有与未偿还负债相关的协议。
all agreements relating to outstanding Indebtedness.

(c)          无论是宏山控股还是其任一子公司都遵守所有保证条款，包括所有财务保证条款，并提供所有票据、双联契约、债券、及其他凭证或协议来证明所有负债。
Each of Heat Planet Holdings and its Subsidiaries is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

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4.17         许可证。 《附录》4.17中准确地列出了所有许可、专营权、执照、法令及其他影响或有关业务的此类批准或授权，并将签发机构名称一并列出（”许可证”）。 除《附录》4.17中另有说明外，此类许可证合法且具全部效力，在”成交日期”之前，任何许可证都不会影响相关的”公司同意”，也不会在所述交易达成之后终止或减弱效力。 宏山控股及其子公司持有所有营业所必需的许可证。
Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Heat Planet Holdings and its Subsidiaries have all Permits necessary to operate the Business.

4.18         遵守法律。 宏山控股或其任何子公司都未触犯或违反任何国内外的法律、判决、法令，或任何法院、仲裁人、官方机构的裁定，并就宏山控股所知，也无任何与此相关的正在调查中的事件、存在被控诉的可能或控诉的凭据，且在最近的24月之内，宏山控股或其任何子公司未收到任何官方机构的任何传票。
Compliance with Laws. None of Heat Planet Holdings or any of its Subsidiaries is in violation of, has violated, and to Heat Planet Holdings’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of Heat Planet Holdings or any of its Subsidiaries has received any subpoenas by any Authority.

(a)          在不限制前述条款的前提下，宏山控股或其任何子公司在现在或过去都未违反下述法律，且就宏山控股所知，无任何就违反下述法律而进行的调查、或存在被指控的可能：
Without limiting the foregoing paragraph, none of Heat Planet Holdings or any of its Subsidiaries is in violation of, has not violated, and to Heat Planet Holdings’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)          适用于业务特性的任何法律；
Any Law applicable due to the specific nature of the Business;

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(ii)         海外反腐败法案；
the Foreign Corrupt Practices Act;

(iii)        政府法案的道德规范；
the Ethics in Government Act;

(iv)         游说披露法案；
the Lobbying Disclosure Act;

(v)          任何同等或类似的管辖法律；或
any comparable or similar Law of any jurisdiction; or

(vi)         任何对工作场所进行规制或行为管制的法律，包括与性骚扰、工作环境型职业伤害相关的禁止性法律。
any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

遵照4.18部分所述的任何法律从事业务时，宏山控股或其任何子公司都不需要经过特许、许可或登记注册。
No permit, license or registration is required by Heat Planet Holdings or any of its Subsidiaries in the conduct of the Business under any of the Laws described in this Section 4.18.

4.19         预付款。 除《附录》4.19所述之外，宏山控股或其任何子公司，除在常规营运过程中，未收到与在”成交”之后提供服务或商品相关的任何付款。
Pre-payments. Except as set forth on Schedule 4.19, none of Heat Planet Holdings or any of its Subsidiaries has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.20         员工。Employees.

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(a)          《附录》4.20真实、准确、完整地列出了宏山控股及其子公司所有员工的名称、职务、年薪或工资水平，以及其他福利计划规定的补偿金、假期及附加福利与补偿，也列出了其居留身份、常住地址、社会保障号码及办公室地址，并标明了工作性质是全职还是兼职，以及自2012年1月1日起各员工的薪资水平变化情况。宏山控股、其任何子公司或出售方都未向宏山控股及其子公司的任何员工、顾问或代理人承诺在”成交”之时或之后继续雇用他或她为任何宏山控股的子公司提供服务，或从子公司或收购方处获得特殊利益。
Schedule 4.20 sets forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans, resident alien status (if applicable), residence addresses, social security numbers, and office location of all employees of Heat Planet Holdings and its Subsidiaries and indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2012. None of Heat Planet Holdings or any of its Subsidiaries or the Seller has promised any employee, consultant or agent of Heat Planet Holdings and its Subsidiaries that he or she will continue to be employed by or render services to Heat Planet Holdings or any of its Subsidiaries or receive any particular benefits from Heat Planet Holdings or any of its Subsidiaries or Buyer any of its Affiliates on or after the Closing.

(b)          除《附录》4.20所述之外，宏山控股或其任何子公司都未签订任何雇用合同、咨询协议、劳资谈判协议或限制宏山控股或其任何子公司活动活动保密协议、竞业限制协议或任何类似的协议，也不受任何前述合同、协议的制约，且无任何工会或其代表组织宏山控股或其任何子公司的任何员工参与任何活动。
Except as set forth on Schedule 4.20, none of Heat Planet Holdings or any of its Subsidiaries is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of Heat Planet Holdings or any of its Subsidiaries, non-competition agreement restricting the activities of Heat Planet Holdings or any of its Subsidiaries, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of Heat Planet Holdings or any of its Subsidiaries.

4.21         雇用事项。Employment Matters.

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(a)          《附录》4.21中真实完整地列出了所有宏山控股及其子公司现行有效的雇用协议、委托协议，及员工集体或高级管理人员的医疗、人寿或工伤事故保险计划、解雇津贴计划，还列出了各种激励、红利、分红、退休、递延补偿，以及股权、虚拟股票持有、股票期权、股票购买和股票升值权，还列出了子公司负责或可能负责的前述各项，以及子公司与任何员工之间达成的有关特殊待遇的所有非正式协议。 “宏山控股”之前向收购方递交的此类副本真实有效，包含所有的宏山控股或其任何子公司的劳资协议、员工手册及政策声明，以及关于宏山控股及其子公司员工的完整准确信息，其中包括：(i)名称、常住地址、社会保障号码；（ii）职位；(iii)报酬；(iv)假期及其他附加福利；(v)各种福利计划下进行的补偿；及(vii)外籍居留身份（如适用）。 《附录》4.21中真实完整地列出了宏山控股及其所有子公司的董事、管理人员及经理的名称、住址及职位。
Schedule 4.21 sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of Heat Planet Holdings and its Subsidiaries now in effect or under which Heat Planet Holdings or any of its Subsidiaries has or might have any obligation, or any understanding between Heat Planet Holdings or any of its Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to Heat Planet Holdings and its Subsidiaries’ employees generally. Heat Planet Holdings has previously delivered to Buyer true and complete copies of each such labor agreement, any employee handbook or policy statement of Heat Planet Holdings or any of its Subsidiaries, and complete and correct information concerning Heat Planet Holdings and its Subsidiaries’ employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.21 sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of Heat Planet Holdings and its Subsidiaries.

(b)          除《附录》4.21中公开的内容之外：
Except as disclosed on Schedule 4.21:

(i)          宏山控股及其子公司的所有员工时都是随意雇用的员工，如果需要，宏山控股或其任何子公司都可以随时终止与每个员工的雇用关系，且不用承担任何费用或责任，《附录》4.21部分公开的宏山控股及其子公司的标准解雇费用除外。
all employees of Heat Planet Holdings and its Subsidiaries are employees at will, and the employment of each employee by Heat Planet Holdings or any of its Subsidiaries may be terminated immediately by Heat Planet Holdings or its Subsidiary, as applicable, without any cost or liability except severance in accordance with Heat Planet Holdings and its Subsidiaries’ standard severance practice as disclosed on Schedule 4.21.;

(ii)         就宏山控股所知，没有任何宏山控股或其任何子公司的员工，在其正常的就业过程中，对其前任雇主承担任何违约责任，包括不正当竞争，以及向客户、员工或服务提供客户索要利益、违反保密义务或侵害任何所有权。
to the best knowledge of Heat Planet Holdings, no employee of Heat Planet Holdings or any of its Subsidiaries, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

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4.22         不动产。Real Property.

(a)          除了” 开元中心所有权”（其副本已在《附录》4.22中列出），宏山控股或其任何子公司都不持有任何不动产或拥有相关利益，包括所有不动产租赁、转租、合租、许可或其他占用协议所涉及的不动产。 宏山控股及其各子公司对其各自办公室范围内租借的不动产拥有良好的、有效的存续所有权，且无任何留置权。 宏山控股或其任何子公司都未违反任何地方分区法规，也未收到任何因违反地方分区法规而要求赔偿的通知或传票。
Except for the Kaiyuan Center Title (a copy of which is attached as Schedule 4.22), none of Heat Planet Holdings or any of its Subsidiaries owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each of Heat Planet Holdings and its Subsidiaries has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.22, free and clear of all Liens. None of Heat Planet Holdings or any of its Subsidiaries has breached or violated any local zoning ordinance, and no notice from any Person has been received by Heat Planet Holdings or any of its Subsidiaries or served upon Heat Planet Holdings or any of its Subsidiaries claiming any violation of any local zoning ordinance.

(b)          就” 开元中心所有权”而言： （i）其为合法有效，且具有完全约束力及效力；（ii）宏山控股或其任何子公司，或任何缔约方都无违约行为；（iii）不存在任何使宏山控股或其任何子公司在现在或将来（提前通知的）违约的事项、情形或行为；且（iv）无任何违约费用索赔、赔偿、违约通知或解约通知。 宏山控股依据” 开元中心所有权”，且无任何留置权，此租赁不动产中产权承押人的留置权除外。 宏山控股所有权用的不动产的维修与保养状态良好，适于现有使用，且不需任何实质性的修理或再建。宏山控股未拖欠任何不动产经纪人的佣金。
With respect to the Kaiyuan Center Title: (i) it is valid, binding and in full force and effect; (ii) there exists no default or event of default thereunder by Heat Planet Holdings or any of its Subsidiaries or by any other party thereto; (iii) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by Heat Planet Holdings or any of its Subsidiaries thereunder; and (iv) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. Heat Planet Holdings holds the Kaiyuan Center Title, free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property owned by Heat Planet Holdings is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Heat Planet Holdings does not owe any brokerage commission with respect to any Real Property.

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4.23         帐户。 《附录》4.23真实、完整、准确地列出了宏山控股及其子公司的支票帐户、存款帐户、银行保管箱，以及佣金、商品等类似的帐户，包括帐户编号及名称、各受托人或金融机构名称、开户地址及各帐户的授权签署人。
Accounts. Schedule 4.23 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of Heat Planet Holdings and its Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.24         税务事项。Tax Matters.

(a)          （i）宏山控股及其各子公司都按要求正式及时报税，并已付清所有各自应付税款；(ii)所有纳税申报单真实、准确、完整，且已将所有应纳税款项目公开；(iii) 除《附录》4.24所述之外，此类纳税申报单已经通过税务机关的检验，且都已经过税款评估期；(iv) 就宏山控股所知，就宏山控股或其任何子公司的税款而言，无任何新提请的、未决的或潜在的诉讼，也无任何因税款而对宏山控股或其子公司的资产强制执行留置权，且无任何此类诉讼或留置权执行的依据；(v) 就宏山控股或其任何子公司而言，对其税款评估及征收的限制法规或对其资产强制执行留置权的限制法规未被豁免或扩充，即便是豁免或扩充有效；且(vi) 宏山控股及其各子公司遵守所有适用于税款上报、交纳、征收及代扣的法律，适当、及时地代扣或代收并向主管税务机关交纳各种税款，并将所有由宏山控股或其子公司代扣或代收的税款（包括所得税、社会税、证券交易税及其他工资税）上报。
(i) Each of Heat Planet Holdings and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of Heat Planet Holdings and its Subsidiaries which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.24, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of Heat Planet Holdings, threatened, with respect to Taxes of Heat Planet Holdings or any of its Subsidiaries or for which a Lien may be imposed upon any of Heat Planet Holdings’s or its Subsidiaries’ assets and, to the best of Heat Planet Holdings’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of Heat Planet Holdings or any of its Subsidiaries or for which a Lien may be imposed on any of Heat Planet Holdings or its Subsidiaries’ assets has been waived or extended, which waiver or extension is in effect; and (vi) Heat Planet Holdings and each Subsidiary has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Heat Planet Holdings or such Subsidiary.

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(b)          宏山控股及其子公司的未付税款（i）至最近的财务月度末为止，未超过”经审计的年度财务报告”中列明的纳税责任准备金（并非为反映账面收入与税后收入之间的时间差额的递延税款准备金），及（ii）按照宏山控股及其子公司对其纳税申报单进行备案的惯例，不会超过现在或至”成交日期”之前所调整的准备金。
The unpaid Taxes of Heat Planet Holdings and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Audited Annual Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any of Heat Planet Holdings and its Subsidiaries in filing its Tax Return.

4.25         环境法律。宏山控股及其各子公司遵守与污染、环境保护、人体健康保护、危险物品有关的各种法律（统称为”环境法律”）。就宏山控股所知，宏山控股或其任何子公司都未从任何官方机构接到任何有关违反环境法的通知、询问、询书、控告、命令、调查、待定审核或警告。 宏山控股或其任何子公司都未被任何机关要求支付任何数额的罚款，或要求采取措施、禁止采取行动来减少或弥补任何环境事件或状况（包括清理石棉或任何其他潜在危险物品）。 宏山控股或其任何子公司，或其关联方所持有的所有不动产完全符合环境法律的要求。
Environmental Laws. Each of Heat Planet Holdings and its Subsidiaries has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or hazardous materials (collectively, the “Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Heat Planet Holdings, threatened by any Authority with respect to any alleged violation by Heat Planet Holdings or any of its Subsidiaries of any Environmental Law. None of Heat Planet Holdings or any of its Subsidiaries has been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). Any Real Property owned by Heat Planet Holdings or any of its Subsidiaries, or any of their Affiliates, is in compliance in all material respects with all Environmental Laws.

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4.26         介绍费。 宏山控股、出售方或可能有权从收购方或收购方的关联方（包括”成交”之后的宏山控股）处获得费用或佣金的宏山控股或出售方的关联方，就达成本《协议》规定的交易，都未聘用任何投资银行家、经纪人、中间人或其他的中介人。
Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Heat Planet Holdings, the Seller or any of their Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates (including Heat Planet Holdings following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.27         董事及管理人员。在本《协议》签订日，出售方的唯一的董事是李勇会，并且宏山控股的唯一的董事也是李勇会。 《附录》4.27真实、准确、完整地列出了宏山控股或其任何子公司的所有管理人员。
Directors and Officers. On the date of this Agreement, the Seller’s sole director is Yong Hui Li, and the only director of Heat Planet Holdings is Yong Hui Li. Schedule 4.27 sets forth a true, correct and complete list of all officers of Heat Planet Holdings or any of its Subsidiaries.

4.28         其他信息。 本《协议》、按照本《协议》提供给收购方或其关联方、律师、会计、代理人或代表人的文件或其他信息， 或与收购方对宏山控股或其子公司的资产、所销售股票、业务及本《协议》所述交易进行尽职调查复审所需的文件或信息，不包含任何对重大事项的不真实陈述，也未忽略任何重大事项。做此陈述的目的是使本文中的陈述不被误解。 就宏山控股所知，宏山控股及出售方已向收购方提供了与业务相关的所有实质性信息。
Other Information. Neither this Agreement nor any of the documents or other information made available to Buyer or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Buyer’s due diligence review of the Business, the Stock, any of Heat Planet Holdings’s or its Subsidiaries’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of Heat Planet Holdings, Heat Planet Holdings and the Seller provided Buyer all material information regarding the Business.

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4.29         特定商业惯例。 宏山控股、任何子公司，或其任何在职董事、高级管理人员、代理人和员工，（i）未对任何政治活动提供任何非法的资金、礼品、款待或其他非法经费；（ii）未向任何本国或外国政府的官员或雇员、政治团体或竞选活动提供非法的资金支持，也未违反”1977年海外反腐败法”的任何条款；（iii）未进行过任何其他非法付款。 自2000年1月1日起，宏山控股、任何子公司，或其任何董事、高级管理人员、代理人或员工从未直接或间接地给予或同意给予任何客户、供应商、公务人员或任何对宏山控股或其任何子公司的实际或计划交易有影响的人礼物或同等价值的利益（如果不提供或在将来不继续提供此类礼物或利益，则可能对宏山控股或其任何子公司产生不利影响，或可能使宏山控股或其任何子公司遭到私人或政府机关的指控）。
Certain Business Practices. Neither Heat Planet Holdings, nor any Subsidiary, nor any director, officer, agent or employee of Heat Planet Holdings or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither Heat Planet Holdings, nor any Subsidiary, nor any director, officer, agent or employee of Heat Planet Holdings or any Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Heat Planet Holdings) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Heat Planet Holdings or any Subsidiary or assist Heat Planet Holdings or any Subsidiary in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on Heat Planet Holdings or any Subsidiary, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of Heat Planet Holdings or any Subsidiary that could reasonably be expected to subject Heat Planet Holdings or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

4.30         反洗钱法。 无论何时，宏山控股及其各子公司的经营活动都遵守各辖区的各类反洗钱法律、法规，以及政府主管机关颁布、管理或强制执行的相关或类似规章、法规或准则（统称为”反洗钱法”），就宏山控股所知，宏山控股或其任何子公司未牵连任何与反洗钱法相关的诉讼，也未受到此类警告。
Money Laundering Laws. The operations of Heat Planet Holdings and each Subsidiary are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving Heat Planet Holdings or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Heat Planet Holdings, threatened.

4.31         补充中国陈述及保证。Additional China Representations and Warranties.

(a)          按照中国法律，宏山控股及其子公司已从中国官方机构获得其正当设立及营业所需的各种重要事项的同意、核准、授权或许可，且具有完全的法律效力。
All material consents, approvals, authorizations or licenses requisite under China law for the due and proper establishment and operation of Heat Planet Holdings and its Subsidiaries have been duly obtained from the relevant China Authority and are in full force and effect.

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(b)          按照有关中国法律法规的要求，已在中国官方机构正式完成对宏山控股及其子公司，以及各自的经营活动进行的备案及登记，包括但不限于商业部、国家工商行政管理总局、国家外汇管理局、税务局、海关总署及其他管理外资企业的中国官方机构的注册与/或批准，虽然存在未能完成的备案及注册，但不会单独或在整体上构成重大不利影响。
All filings and registrations with the China Authorities required in respect of Heat Planet Holdings and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other China Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant China rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          宏山控股及其子公司遵照所有相关的中国法律法规进行了注册资金的投入与支付。
Heat Planet Holdings and its Subsidiaries have complied with all relevant China laws and regulations regarding the contribution and payment of their registered share capital.

(d)          除不会单独或整体构成重大不利影响的通知或信函之外，宏山控股或其子公司未因违反相关规定或法律而从任何相关的中国官方机构收到有关撤回、质询已签发的许可或证明、政府补贴的通知或信函，也未收到任何通知或信函要求宏山控股或其任何子公司遵守法律或相关规定，或对自己的行为采取补救措施。
Neither Heat Planet Holdings nor any of its Subsidiaries is in receipt of any letter or notice from any relevant China Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any China Authority for non-compliance with the terms thereof or with applicable China laws, or the need for compliance or remedial actions in respect of the activities carried out by Heat Planet Holdings or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

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(e)          除未能或不会单独或整体上构成重大不利影响的不合规行为之外，宏山控股及其子公司在许可的经营范围内从事各自的经营活动，或各自的经营活动符合所有相关法律的要求，并具备所有必需的中国官方许可及批准。对宏山控股或其子公司从事的各类业务而言，其所必需的许可、核准、政府授权、特许权需要定期进行更新或重新申办，出售方、宏山控股及其各子公司未发现任何能促使中国官方机构不予更新或重新办理的因素，各种未能或不会单独或整体构成重大不利影响的因素除外。
Heat Planet Holdings and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent China Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of Heat Planet Holdings’s or its Subsidiaries’ business which is subject to periodic renewal, the Seller, Heat Planet Holdings and each Subsidiary have no knowledge of any grounds on which such requisite renewals will not be granted by the relevant China Authorities, except where such grounds do not, and would not, individually or in the aggregate, result in a Material Adverse Effect.

(f)          宏山控股及其子公司完全遵照中国法律法规进行人员或劳工的雇用，这些法律法规包括但不限于与福利基金、社会福利、医疗福利、保险、退休福利、养老金或此类福利相关的法律法规。
With regard to employment and staff or labor, Heat Planet Holdings and its Subsidiaries have complied, in all material respects, with all applicable China laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Article V
收购方的陈述及保证
Representations and Warranties of Buyer

收购方在此向宏山控股及出售方声明并保证，除了在”AutoChina SEC文件”中公开的内容之外：
Buyer hereby represents and warrants to Heat Planet Holdings and the Seller that, except as disclosed in the AutoChina SEC Documents:

5.1           公司存续和权力。 买方为一家遵照开曼群岛的法律正式组建、合法存续且声誉良好的公司。
Corporate Existence and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

5.2           公司授权。 收购方在公司的权力范围之内签署、交付及履行本《协议》及《补充协议》，并完成上述协议所述交易，且已经获得所有必要的收购方公司正式授权。 本《协议》已由收购方正式签署生效并交付，且本《协议》以及经过签署并交付的《补充协议》合法、有效，并对收购方有强制约束力。
Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Additional Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

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5.3           政府授权。 收购方在签署生效、交付及履行本《协议》时，不需要任何官方机构的同意、批准、许可或其他与注册、公告或备案相关的活动。
Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

5.4           不违反。 收购方对本《协议》的签署、交付及履行，在现在或将来都不会（i）违反或抵触收购方的组织或组建文件，（ii）违反或抵触任何对收购方有约束力的任何法律、判决、强制令、命令、令状或法令的任何条款。
Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer.

5.5           介绍费。 收购方或其任何（可能有权从卖方或其任何关联方收取费用或佣金的）关联方，就达成本《协议》及《补充协议》所述交易而言，未雇用或授权任何投资银行家、经纪人、中间人或其他的中介人。
Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

Article VI
宏山控股及出售方的成交前保证条款
Covenants of Heat Planet Holdings and The Seller Pending Closing

宏山控股及出售方共同并各自保证并同意：
Heat Planet Holdings and the Seller jointly and severally covenant and agree that:

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6.1           业务经营。 自协议签署生效之日起至”成交日期”，宏山控股及其子公司应该仅在与以往相同的常规范围内经营业务（包括支付应付帐款及收取应收帐款） ，未事先书面通知收购方，不得达成任何实质性交易，且要尽最大努力与员工、客户、供应商及其他第三方保持完好的业务关系， 出售方有责任促成宏山控股及其子公司履行此项条款。 在不限制前述条款的一般性的情况下，自协议签署生效之日起至”成交日期”，未经收购方事先书面同意，宏山控股及其子公司：
Conduct of the Business. From the date hereof through the Closing Date, Heat Planet Holdings and its Subsidiaries shall, and the Seller shall cause Heat Planet Holdings and its Subsidiaries to, conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Buyer, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Buyer’s prior written consent, Heat Planet Holdings shall not, and shall cause its Subsidiaries to not:

(i)          不得修改、更正或补充各自的组织大纲及公司章程或其他组织性或管理性文件；
amend, modify or supplement its Memorandum and Articles of Association or other organizational or governing documents;

(ii)         在规定的截止日期之前，不得对宏山控股及其子公司的任何合同条款进行任何的修改或废除，也不得终止合同，且不得损害任何宏山控股及其子公司的权利或资产；
amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of Heat Planet Holdings and its Subsidiaries;

(iii)        不得修改、更正或达成（A）与不动产相关的、（B）有效期为一年或以上的，或（C）（单独或共同）承担支付款项超过$10,000,000的任何合同、协议、租约、许可协议或委托协议；
modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $10,000,000 (individually or in the aggregate);

(iv)         （单独或共同的）资本支出不得超过$10,000,000；
make any capital expenditures in excess of $10,000,000 (individually or in the aggregate);

(v)          除了（i）按照本文公开的现行合同或协议及（ii）按照惯例在常规营业中进行库存销售之外，不得销售、租赁、授权或处理任何宏山控股或其子公司的资产或任何合同涉及的资产；
sell, lease, license or otherwise dispose of any of Heat Planet Holdings or its Subsidiaries’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

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(vi)         不得支付、声明或承诺支付与各自股本相关的任何股息或其他分配，也不得向出售方、宏山控股的关联方或子公司支付、声明或承诺支付任何其他款项；
pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to the Seller or any Affiliate of Heat Planet Holdings or any its Subsidiaries;

(vii)        不得批准任何员工的任何薪金增长超过10%而使年薪超过 $50,000 或使年度薪金总额超过$500,000,也不得修改宏山控股及其子公司的奖金或分红政策；
authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $500,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of Heat Planet Holdings and its Subsidiaries;

(viii)      不得获取或引致任何贷款或其他负债，包括在宏山控股现有信贷额度下的信贷提款；
obtain or incur any loan or other Indebtedness, including drawings under Heat Planet Holdings’s existing lines of credit;

(ix)         不得使宏山控股或其子公司的任何资产被执行任何留置权；
suffer or incur any Lien on any of Heat Planet Holdings’s or its Subsidiaries’ assets;

(x)          不得使宏山控股或其子公司的任何资产遭受任何财产损害、损毁或损失，无论是否有保险；
suffer any damage, destruction or loss of property related to any of Heat Planet Holdings’s or its Subsidiaries’ assets, whether or not covered by insurance;

(xi)         不得推迟收取、提前收取或取消宏山控股或其任何子公司的应收款项或欠宏山控股的负债，也不得勾销或增加对应收款项或应收债款的准备金；
delay, accelerate or cancel any receivables or Indebtedness owed to Heat Planet Holdings or any of its Subsidiaries or writeoff or make further reserves against the same;

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(xii)        不得并购或合并他人，也不得被他人合并或并购；
merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)      不得有承保宏山控股或其子公司的任何资产的任何保险单期满失效或即将期满失效；
suffer any insurance policy protecting any of Heat Planet Holdings’ or its Subsidiaries’ assets to lapse;

(xiv)        不得对各自的会计准则或方法进行任何修改，也不得减记库存或资产的价值；
make any change in its accounting principles or methods or write down the value of any inventory or assets;

(xv)         不得变更宏山控股或其任何子公司的营业地点或组织管辖区；
change the place of business or jurisdiction of organization of Heat Planet Holdings or any of its Subsidiaries;

(xvi)        除常规营运过程中的差旅费或其他员工预支款项之外，单独发放任何贷款的额度不得超过$10,000或共同发放任何贷款的额度不得超总额$100,000；
extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate;

(xvii)      不得发行、赎回或回购其任何股本股票，也不得发行任何能与其股本股票兑换的证券；
issue, redeem or repurchase any shares of its capital stock, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xviii)     不得修改或同意修改任何海运惯例、方式或费用；
effect or agree to any changes in shipping practices, terms or rates;

(xix)        除常规营运过程之外，不得向客户降价销售库存产品；
reduce the prices of products sold from inventory for customers except in the ordinary course of business;

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(xx)         不得变更或同意变更与客户或供应商相关的任何惯例或方式，包括付款方式；
effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi)        不得雇用任何员工或顾问；
hire any employees, consultants or advisors;

(xxii)      不得进行或变更任何实质性的税务选择或变更任何年度税务会计周期；或
make or change any material Tax election or change any annual Tax accounting periods; or

(xxiii)     不得同意上述任何行为。
agree to do any of the foregoing.

(b)          在”成交日期”之前或当日，宏山控股及其子公司（i）不得采取或同意采取任何行动而使宏山控股或出售方在本文中所做出的陈述或保证失去准确性或出现任何误解，（ii）也不得遗漏采取或同意采取任何行动来防止此类陈述或保证失去准确性或出现任何误解，且出售方应该促成宏山控股及其子公司履行此项条款。
Heat Planet Holdings and its Subsidiaries shall not, and the Seller shall cause Heat Planet Holdings and its Subsidiaries not to, (i) take or agree to take any action that might make any representation or warranty of Heat Planet Holdings or the Seller hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

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6.2           信息获取。Access to Information.

从本《协议》签署之日起直至且包括”成交日期”，宏山控股及其子公司应该（a）向收购方及其法律顾问、其他代表人持续授予进出各办公室、调查各财产、查看帐簿及记录的全部权力；（b）在要求时，向收购方及其法律顾问、其他代表人提供与业务相关的此类信息；（c）督促宏山控股及其子公司的员工、法律顾问、会计及代表人在业务调查的过程中相互合作，且出售方应该促成宏山控股及其子公司履行此项条款。此项条款的前提是，按此条款进行的任何调查（或在协议签署日期之前进行的任何调查）都不会影响宏山控股或出售方所作的任何陈述或保证，且不会无理地干涉或妨碍宏山控股及其子公司的业务运营。
From the date hereof until and including the Closing Date, Heat Planet Holdings and its Subsidiaries shall, and the Seller shall cause Heat Planet Holdings and its Subsidiaries to, (a) continue to give Buyer, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to Buyer, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of Heat Planet Holdings and its Subsidiaries to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Heat Planet Holdings or the Seller and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of Heat Planet Holdings and its Subsidiaries.

6.3           特定事项的通知。 在出现下列情形时，宏山控股及出售方应该立即将相关情况通知收购方：
Notices of Certain Events. Heat Planet Holdings and the Seller shall promptly notify Buyer of:

(a)          收到任何人的通知或其他信息传达，得知此人宣称或可能宣称：本《协议》所述交易有必要获得此人的同意，或者可能导致任何由此人或其代理提请的诉讼或赋予此人其他权利，或者（在成交之后）可能导致宏山控股或其任何子公司（或收购方)失去对于此人的任何权利或特权，或者导致对宏山控股或其子公司的任何资产或股票执行留置权。
any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Heat Planet Holdings or any of its Subsidiaries (or Buyer, Post-Closing) to any such Person or create any Lien on any Stock or any of Heat Planet Holdings’s or its Subsidiaries’ assets;

(b)          从官方机构收到与本《协议》或《补充协议》所述交易相关的通知或其他信息传达；
any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          存在有关、涉及或以其他方式影响出售方、宏山控股或其任何子公司、宏山控股或其子公司的资产、所销售股票或业务的任何诉讼，或与本《协议》或《补充协议》所述交易相关的任何诉讼；
any Actions commenced or threatened against, relating to or involving or otherwise affecting the Seller, Heat Planet Holdings or any of its Subsidiaries, the Stock, any of Heat Planet Holdings’s or its Subsidiaries’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

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(d)          出现或合理地认为出现构成或导致”重大不利变化”的任何事实或情况；以及
the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)          出现或者合理地认为出现任何事实或情况能导致宏山控股与/或出售方在本文中所作陈述出现任何误述或误解，或导致忽略或未能对重大事实进行陈述。
the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by Heat Planet Holdings and/or the Seller to be false or misleading in any respect or to omit or fail to state a material fact.

6.4           年度及期中财务报表。 自协议签署之日起至”成交日期”止，在每个日历月月末、每个季度（三个月）末及每个财务年度末之后的三十（30）个日历日之内，宏山控股应该遵照” 美国会计准则”向收购方提交期间为2012年6月30日结算日至本日历月末、季度末或年末以及上年度同一时期的一份未审计的收入一览及一份未审计的资产负债表，并全部附上宏山控股唯一董事, 李勇会的证明书，即证明此类财务报告能公平地呈现宏山控股在指定日期之内的财务状况及经营业绩并符合美国会计准则，对此类财务报告另有规定或根据年终审计进行的调整除外。 除注释内容之外，此类证明书必须声明自2012年6月30日结算日至上月末期间未发生任何”重大不利影响”。 在宏山控股的注册会计师签发任何经审计的财务报告之后，宏山控股应立即将此财务报告的副本提交给收购方。
Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, Heat Planet Holdings shall deliver to Buyer an unaudited summary of its earnings and an unaudited balance sheet for the period from the June 30, 2012 balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the sole director of Heat Planet Holdings, Yong Hui Li, to the effect that all such financial statements fairly present the financial position and results of operations of Heat Planet Holdings as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the June 30, 2012 balance sheet date through the end of the previous month there has been no Material Adverse Effect. Heat Planet Holdings shall also promptly deliver to Buyer copies of any audited financial statements of Heat Planet Holdings that Heat Planet Holdings’s certified public accountants may issue.

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6.5           证交会备案。SEC Filings.

(a)          宏山控股及出售方确认：
Heat Planet Holdings and the Seller acknowledge that:

(i)          要求收购方按照”表20-F”的格式将年度报告进行备案，并可能要求包含与本《协议》所述交易相关的信息；且
the Buyer will be required to file Annual Reports on Form 20-F that may be required to contain information about the transactions contemplated by this Agreement; and

(ii)         要求收购方按照”表6-K”的形式将”外国私人发行人报告”进行备案，用来宣布本《协议》所述交易及可能发生的关乎此交易的其它重大事项。
the Buyer will be required to file Reports of Foreign Private Issuer on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)          如果收购方在证交会进行备案的部分文件需要包含有关本《协议》所述交易的信息，则对于此类文件、其中公开的内容，或对证交会备案意见的回复，宏山控股及出售方应该（i）与收购方相互合作；（ii）对任何备案过程中要求的或证交会要求的有关宏山控股或出售方的问题进行回复；并（iii）在有要求时，向收购方或其代理人提供有关证交会备案的信息。
In connection with any filing the Buyer makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, Heat Planet Holdings and the Seller shall, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with the Buyer, (ii) respond to questions about Heat Planet Holdings or the Seller required in any filing or requested by the SEC, and (iii) provide any information requested by the Buyer or Buyer’s representatives in connection with any filing with the SEC.

6.6           财务信息。 在收购方有要求时，出售方及宏山控股要向收购方提供收购方在证交会备案的任何档案中包含的补充财务信息。 如收购方有要求，则此类信息必须由宏山控股的审计师进行复核或审计。
Financial Information. The Seller and Heat Planet Holdings will provide additional financial information requested by the Buyer for inclusion in any filings to be made by the Buyer with the SEC. If requested by the Buyer, such information must be reviewed or audited by Heat Planet Holdings’s auditors.

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6.7           公司员工。《附录》6.7中列出了所有由宏山控股指定为关键员工的宏山控股及其所有子公司的员工（”关键员工”）。
Employees of the Company. Schedule 6.7 lists those employees of Heat Planet Holdings or any of its Subsidiaries designated by Heat Planet Holdings as key personnel of Heat Planet Holdings and its Subsidiaries (the “Key Personnel”).

6.8           关联方贷款及担保。 在”成交日期”之前，出售方及宏山控股必须终止由宏山控股向出售方或宏山控股及其子公司的高级管理人员、董事或各自的任何关联方提供的贷款及担保。
Affiliate Loans and Guarantees. The Seller and Heat Planet Holdings shall terminate all loans and guarantees by Heat Planet Holdings for the benefit of each of the Sellers, Heat Planet Holdings’s and the Subsidiaries’ officers and directors, and any of their respective Affiliates, prior to the Closing Date.

6.9           经审计的年度财务报告。 在签署本《协议》的30日之内，宏山控股应该按照令收购方满意的形式向收购方提交”经审计的年度财务报告”，且其形式要与”未经审计的年度财务报告”的形式完全一样。
Audited Financial Statements. Heat Planet Holdings shall, within 30 days of the execution of this Agreement, deliver to the Buyer the Audited Annual Financial Statements in form satisfactory to the Buyer, and which Audited Annual Financial Statements shall be the same as the Unaudited Annual Financial Statements in all material respects.

Article VII
本协议各方的保证条款
Covenants of All Parties Hereto

协议各方在此保证并同意：
The parties hereto covenant and agree that:

7.1           竭尽全力；进一步保证。 遵照本《协议》的条件条款，各方应该竭尽全力或促使竭尽全力采取各种措施来完成或促使完成各种适用法律要求的或期望有事项，并在收购方向宏山控股及出售方提出的合理要求时，尽快完成并实现本《协议》规定的各交易。 协议各方应该签署并交付其他文件、证明书、协议及其他书面文件，并采取其他的必要的或期望措施来尽快完成并实现本《协议》所述各交易，以便使所有所销售股票过户至收购方名下，并赋予这些所销售股票良好的、有效的、可交易所有权，且不存在任何留置权。
Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of Heat Planet Holdings and the Seller as reasonably requested by Buyer, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all of the Stock to Buyer and to vest in Buyer good, valid and marketable title to the Stock, free and clear of all Liens.

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7.2           机密信息。除从其他来源获取的公开提供的信息或自由使用的资料之外，各协议方及其代理人应该对任何协议方或其关联方相关的任何信息都进行严格的保密。 除法律规定所作的要求之外，任何协议方都应该对从另一方及其法律顾问处获取的所有信息加以保密，除非有必要向自己的律师、会计及专业顾问透露，在此情形下，该协议方的此类人员、员工或代理人应该被告知或自行要求保守所述交易的条款的机密。
Confidential Information. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

Article VIII
成交条件
CONDITIONS TO CLOSING

8.1           各方义务条件。 各协议方成交的义务必须满足下列条件：（a）无任何适用法律的条款或法令禁止成交或对成交强加任何条件，且（b）没有任何非关联方的第三方提请任何诉讼禁止或限制成交。
Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing, and (b) there shall not be pending any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

8.2           收购方义务条件。收购方的成交义务必须以满足下列条件为准，除非收购方自行决定对下述条件豁免：
Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

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(a)          在”成交日期”之前，宏山控股及出售方应该按时履行本《协议》要求的所有义务。
Heat Planet Holdings and the Seller shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)          不论与重要性或”重大不利影响”相关的上述条款中有何限制或例外，也不管其是否涉及已知风险，对于本《协议》、《补充协议》、任何由宏山控股或出售方按协议要求提交的证明书或其它书面文件，其中包含的所有宏山控股及出售方所作的陈述及保证：（i）在本《协议》签署之前或当日，必须真实、准确、完整，或（ii）若另有规定或认为另有规定之时，（iii）在本《协议》签署之前，必须真实、准确、完整，在（i）及（ii）的情形下，唯一的例外即不能合理地认为存在”重大不利影响”。
All of the representations and warranties of Heat Planet Holdings and the Seller contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Heat Planet Holdings or the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)          应该视为无任何事项、变化或事件能够单独或与其他事项、变化或事件共同构成”重大不利变化”或”重大不利影响”，无论其是否涉及某种己知风险。
There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk.

(d)          收购方应该已经自行且自主完成其尽职调查复核。
Buyer shall have completed its due diligence review to its satisfaction, determined in its sole and absolute discretion.

(e)          收购方应该已经收到由宏山控股及出售方的唯一董事 李勇会按照8.2部分（a）至（c）条款规定签署的证明书。
Buyer shall have received a certificate signed by the sole director of Heat Planet, Yong Hui Li, and the Seller to the effect set forth in clauses (a) through (c) of this Section 8.2.

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(f)          无任何法院、仲裁人或其他官方机构已签发或可能根据诉讼签发任何判决、强制令、法令或命令，且在”成交日期”之后，无任何适用法律条款能够限制或禁止成交、收购方持有所述股票的所有权或宏山控股及其子公司进行业务经营。
No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Buyer of any of the Stock or the effective operation of the Business by Heat Planet Holdings and its Subsidiaries after the Closing Date.

(g)          收购方应该已经收到其要求的与宏山控股及其子公司的存续，以及宏山控股达成并履行本《协议》的权力相关的所有文件，且其形式与内容完全满足收购方及其法律顾问的要求，其中包括（i）一份宏山控股的”组织大纲修正及重述”的副本，且在近日经过公司成立时所在辖区的州务卿或等同的法定机构予以认证；（ii）协议签署之日现行生效的宏山控股”公司章程修正及重述”副本；（iii）由宏山控股董事会及股东大会一致通过而正式采纳的、授权签署本《协议》、《补充协议》以及达成前述协议所述交易的决议之副本；以及（iv）宏山控股公司秘书的认证书，用来证明本《协议》及按协议提交的任何证明文件书或文件的高级管理人员（们）的签名真实有效，并随附该秘书的在职证明。
Buyer shall have received all documents it may request relating to the existence of Heat Planet Holdings and its Subsidiaries and the authority of Heat Planet Holdings to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Buyer and its legal counsel, including (i) a copy of the Amended and Restated Memorandum of Association of Heat Planet Holdings certified as of a recent date by the Secretary of State or the equivalent statutory bodies of its jurisdiction of organization, (ii) copies of Heat Planet Holdings’s Amended and Restated Articles of Association as effective on the date hereof; (iii) copies of resolutions duly adopted by the board of directors of Heat Planet Holdings and by the unanimous vote or consent of Heat Planet Holdings’s stockholders authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, and (iv) a certificate of the Secretary of Heat Planet Holdings certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary.

(h)          收购方应该已经收到出售方的代表所销售股票的股票证书，并在空白处由出售方正式签名，或随附出售方已在空白处正式签名的股票转让授权书，且要交纳完所有交易税及其他收入印花税，并获得签署，费用由出售方自理。
Buyer shall have received from the Sellers certificates representing the Stock, duly endorsed in blank by the Seller, or accompanied by stock powers duly executed in blank by the Seller, with all necessary transfer Tax and other revenue stamps, acquired at the Seller’s expense, affixed.

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(i)          收购方应该已经收到宏山控股及其子公司的组织记录、备忘录、股票分类帐、股票转让帐簿及法人印章。
Buyer shall have received the organizational record books, minute books, stock ledgers, stock transfer books and corporate seal of Heat Planet Holdings and its Subsidiaries.

(j)          收购方应该已经收到所有”公司同意书”的副本(包括与”办公室租约”相关的房主的同意书），其形式及内容能令收购方合理地满意，且任何此类”公司同意书”都不能被撤消。
Buyer shall have received copies of all Company Consents (including the consents of the landlords under the Officer Leases), in form and substance reasonably satisfactory to Buyer, and no such Company Consent shall have been revoked.

(k)          宏山控股及出售方应该已经向收购方提交令人收购方满意的文件以证明宏山控股及其子公司的任何股票及任何资产的所有留置权解除（容许留置权除外），以及适当的解除文件的档案。
Heat Planet Holdings and the Seller shall have delivered to Buyer documents satisfactory to Buyer to evidence the release of all Liens on any Stock and, other than Permitted Liens, any portion of Heat Planet Holdings’ and its Subsidiaries’ assets and the filing of appropriate termination documents.

(l)          收购方应该已经从出售方收到能令收购方满意的让渡书，让渡对宏山控股及其子公司，以及各自的高级管理人员、董事、员工及关联方（与收购方独自与本《协议》及《补充协议》相关不同）要求索赔的权利。
Buyer shall have received from the Seller a general release of all claims against Heat Planet Holdings and its Subsidiaries and their officers, directors, employees and Affiliates (other than Buyer solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Buyer.

(m)          出售方应该已经完全按照本文所附《附表A》的格式与所述”人”签署了”竞业禁止协议”（统称为”竞业禁止协议”），且具有完全法律效力。
The Seller shall have executed the Non-Compete Agreement substantially in the form attached hereto as Exhibit A between Buyer and such Person (collectively, the “Non-Compete Agreements”) and the same shall be in full force and effect.

(n)          宏山控股应该已经向收购方提交了令其满意的经过更新的各《附录》，且在各自的陈述及保证中规定的时期内真实、准确且完整。
Heat Planet Holdings shall have delivered to Buyer’s satisfaction updated Schedules that shall be true, correct and complete as of the date with respect thereto set forth in the respective representation and warranty.

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8.3           宏山控股及出售方的义务条件。宏山控股及出售方的成交义务要以满足下列条件为准，除非出售方自行决定对下述条件豁免：
Conditions to Obligations of Heat Planet Holdings and the Seller. The obligation of Heat Planet Holdings and the Seller to consummate the Closing is subject to the satisfaction, or the waiver at the Seller’s discretion, of all the following further conditions:

(a)          （i）在本《协议》签署之前或当日，收购方应该已经履行了本《协议》对其要求的所有义务；（ii）无论与重要性相关的上述条款中有何限制与期望，在”成交日期”之前或当日，本《协议》及收购方按协议要求提交的其它证明书或书面文件中所包含的收购方的陈述及保证应该完全真实、准确；且（iii）出售方应该已经收到由收购方的授权高级管理人员签署的证明书以证明前述事实。
(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b)          收购方应该已经签署的所有自己作为协议方的各《补充协议》且已将其提交给出售方。
Buyer shall have executed and delivered to the Seller each Additional Agreement to which it is a party.

Article IX
收购价款
Purchase Price

9.1           收购价款是人民币356,393,705元。The purchase price is RMB356,393,705.

9.2           出售方及收购方同意委任双方认可的会计师事务所根据美国会计准则，在成交后对宏山控股及其附属公司按照美国会计准则进行审计（审计基准日为2012年5月31日），双方须促使宏山控股及其附属公司提供一切所需文件以使该会计师事务所作出审计，经审计与宏山控股之合并报表数据之差异，应当适当调整收购价款。
The Seller and the Buyer agree to appoint a recognized accounting firm registered in U.S. GAAP, and prior to closing, Heat Planet Holdings and its subsidiaries will be audited in accordance with U.S. GAAP, (audit reference date of 5/31/12). Both parties shall ensure that Heat Planet Holdings and its subsidiaries provide all necessary documents to enable the accounting firm to audit. If after the audit, the consolidated statements have discrepancies, the purchase price should be appropriately adjusted accordingly.

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Article X
收购价格调整
Purchase Price Adjustment

10.1         收购价格调整。Purchase Price Adjustment.

(a)          估计营运资金。所附《附录》10.1为宏山控股及其子公司的截止2012年5月31日(“营运资金计算日”)估计合并资产负债表（”估计期末资产负债表”），用来表明”估计营运资金”与”估计现金余额”，且经收购方与出售方互相确认。 “估计期末资产负债表”应遵照宏山控股一贯适用的”美国会计准则”及”估计营运资金”的定义进行编制。
Estimated Working Capital. Attached hereto as Schedule 10.1 is an estimated consolidated balance sheet (the “Estimated Closing Balance Sheet”) of Heat Planet Holdings and its Subsidiaries as of May 31, 2012 (the “Working Capital Calculation Date”) showing the Estimated Working Capital and Estimated Cash Balance as mutually agreed upon by Buyer and the Seller. The Estimated Closing Balance Sheet shall be prepared according to U.S. GAAP in accordance with consistently applied past practices of Heat Planet Holdings and the definition of Estimated Working Capital.

(b)          成交付款的成交后期调整。在成交之后，收购方应该在合理可行的情况下及时确定或督促尽快确定宏山控股的截止营运资金计算日期的”实际营运资金”及”实际现金余额”，并将其告知出售方，且随附宏山控股及其子公司的截止营运资金计算日期的实际合并资产负债表的一份副本（”实际期末资产负债表”）以及收购方进行相关计算的工作文件。 “实际期末资产负债表”应该遵照宏山控股一贯适用的” 美国会计准则”及”实际营运资金”的定义进行编制。 上述确定过程应以诚信原则进行且无明显差错，并对协议各方有约束力及决定性。 按照10.1部分支付的款项应被视为”收购价格”的调整。 如果”估计营运资金”超过”实际营运资金”，或”估计现金余额”超过”实际现金余额”，则出售方应在收到”实际营运资金”通知的五个交易日之内向收购方以现金方式支付总额等于此类超出部分的最大额的款项（无任何利息）。
Post-Closing Adjustment to Closing Payment. As promptly as reasonably practicable after the Closing, Buyer shall determine, or cause to be determined, Heat Planet Holdings’s Actual Working Capital and Actual Cash Balance as of the Working Capital Calculation Date and notify the Seller thereof, together with a copy of an actual consolidated balance sheet of Heat Planet Holdings and its Subsidiaries as of the Working Capital Calculation Date (the “Actual Closing Balance Sheet”) and Buyer’s work papers showing the calculation thereof. The Actual Closing Balance Sheet shall be prepared according to U.S. GAAP in accordance with consistently applied past practices of Heat Planet Holdings and the definition of Actual Working Capital. Such determination shall be made in good faith and, absent manifest error, shall be binding and conclusive upon all parties hereto. Any payments made pursuant to this Section 10.1 will be treated as an adjustment to the Purchase Price. In the event that the Estimated Working Capital exceeds the Actual Working Capital or that the Estimated Cash Balance exceeds the Actual Cash Balance, the Seller shall pay to Buyer, within five business days of the notification of the Actual Working Capital, an aggregate amount equal to the greater of such excesses (without any interest thereon) in cash.

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Article XI
收购价款支付：
Payment of the Purchase Price

11.1         双方约定自收购之主要物业（开元中心写字楼）入住之日起6个月内，收购方按照本协议支付收购价，具体数额为支付当日等值美元。超过6个月未支付的，仍以人民币记账，收购方应按未支付价款部分计付利息，利率按照中国人民银行一年期贷款利率执行, 然而前提条件是: 如果有关于购买价格计算或者购买价格调整的诚信纠纷，那么就不应该有纠纷金额的利息积累，直到该纠纷被最后明确解决。
Both parties agree that within 6 months of the occupation of the acquired property (the office building of KaiYuan Center), the Buyer will pay the purchase price in accordance with this Agreement. The exact amount of the payment will be that day’s US Dollar Equivalent. Any amount that remains unpaid after 6 months will be recorded on books in RMB. The Buyer will pay interest on any unpaid amount at the interest rate for one-year loans announced by People’s Bank of China, provided, however, that if there is a good faith dispute about a Purchase Price calculation or Purchase Price adjustment, then no interest shall accrue on amounts in dispute until after such dispute has been finally and definitively resolved.

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Article XII
本协议的保密
The confidentiality of the contract

12.1         各协议方承认，本《协议》必须由收购方的母公司AutoChina国际有限公司按照适用的美国证券法规定公开。 收购方应该向出售方提供一份与本《协议》相关的公示副本，包括任何与此相关的新闻公告，且要为出售方提供合理的机会对此公示进行复核及评论，但前提是，出售方承认AutoChina国际有限公司有权自行且自主确定此公示的内容及形式。
The parties acknowledge that this Agreement must be disclosed by Buyer’s parent company, AutoChina International Limited in accordance with applicable U.S. securities laws. Buyer shall provide Seller with a copy of any disclosure relating to this Agreement, including any press releases related thereto, and shall provide Seller with reasonable opportunity to review and provide comment on such disclosure, provided, however, that Seller acknowledges that the form and substance of any such disclosure shall be at AutoChina International Limited’s sole and absolute discretion.

Article XIII
税收及费用
Taxes and Fees

13.1         各方应承担各自因本协议的谈判、准备及签署所引起的费用。
The parties shall bear their own expenses incurred in the negotiation, preparation and signing of this Agreement.

13.2         出售方、收购方应自行负担因本次交易所产生的各自的税收。
The Seller and the Buyer should bear their own respective taxes arising from this transaction.

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Article XIV
赔偿
Indemnification

14.1         收购方赔偿。
如果收购方及其各关联方，以及收购方及其各附属公司各自的成员、管理人员、合作伙伴、董事、高级管理人员、员工、股东、律师、代理人、指定受让人（”收购方接受赔偿人”）因：
（a）就本《协议》、《补充协议》或任何按协议提交的证明书或其他文件中，宏山控股或出售方所作的所有陈述、保证、保证条款及协议而言，存在任何违约行为、错误或不履约行为，或涉嫌存在任何违约行为、错误或不履约行为；
（b）在”成交日期”之前或当日，任何第三方采取的与业务相关的行动（包括违约索赔、违反保证、商标侵权、侵犯隐私、侵权或消费者投诉）；
（c）在”成交日期”之前或当日，违反任何与业务营运相关的法律；
（d）宏山控股或其任何子公司的任何员工就”成交日期”之前或当日的事项，或就因本《协议》所述交易所致的终止雇佣，或就任何员工的福利计划的终止、修改或缩减而提出的任何索赔；
（e）成交前期的任何应付税款；或
（f）由本《协议》所述任何交易所导致的、向收购方或其关联方征收的任何销售、使用或证券交易税，
所致，产生或遭受任何现金支付损失、成本、付款、要求、罚金、开支、债务、审判，或价值不足、损害及减值，或索赔（包括投资的实际成本、律师费及其他费用支出）（前述各项统称为”损失”），则：
宏山控股（独自处理在成交之前按照本14.1部分进行的索赔）及出售方在此共同并各自同意，除保持任何”收购方接受赔偿人”免受任何”损失”之外，对任何”收购方接受赔偿人”的任何”损失”进行赔偿。
就相关”损失”，由出售方向”收购方接受赔偿人”支付的赔偿总额不得超过人民币356,393,705元（”可赔偿损失限额”）。
Indemnification of Buyer. Heat Planet Holdings (solely with respect to claims made under this Section 14.1 prior to the Closing) and the Seller hereby jointly and severally agree to indemnify and hold harmless Buyer, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Heat Planet Holdings or the Seller contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date, (c) the violation of any Laws in connection with or with respect to the operation of the Business on or prior to the Closing Date, (d) any claims by any employee of Heat Planet Holdings or any of its Subsidiaries with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) any Taxes attributable to a Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Buyer or its Affiliates as a result of any transaction contemplated by this Agreement. The total payments made by the Seller to the Purchaser Indemnitees with respect to Losses shall not exceed RMB356,393,705 (the “Indemnifiable Loss Limit”).

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14.2         出售方赔偿。 如果因违反、不履行本文中的收购方所作陈述、保证及保证条款，或其中有误述，导致出售方及其各关联方，以及出售方及其各附属公司各自的成员、管理人员、合作伙伴、董事、高级管理人员、员工、股东、律师、代理人、指定受让人（”出售方接受赔偿人”）产生或遭受任何损失，则收购方在此同意，除避免”出售方接受赔偿人”遭受任何损失外，应对”出售方接受赔偿人”遭受的任何损失进行赔偿。就相关”损失”，由收购方向”出售方接受赔偿人”支付的赔偿总额不得超过”可赔偿损失限额”的20% 。
Indemnification of Seller. Buyer hereby agrees to indemnify and hold harmless the Seller, each of their Affiliates, and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Seller Indemnitees”) against and in respect of any Losses incurred or sustained by any Seller Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Buyer contained herein. The total payments made by Buyer to Seller Indemnitees with respect to Losses shall not exceed 20% of the Indemnifiable Loss Limit.

14.3         程序。Procedure.

(a)          根据14.1或14.2部分的规定，向”收购方接受赔偿人”或”出售方接受赔偿人”（统称为”接受赔偿方”）支付的与诉讼调查、辩护准备或辩护相关的费用、垫付费用或经费的任何赔偿款项，应该由出售方或收购方（此类各方称为”赔偿方”）在调查或辩护期间尽可能分期支付给”接受赔偿方”，付款时间以收到帐单，或以发生费用、垫付费用或经费为准。
Any indemnification required by Section 14.1 or 14.2 for costs, disbursements or expenses of any either a Purchaser Indemnitee or a Seller Indemnitee (together, “Indemnified Party”) in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Seller or Buyer, as applicable (any of such parties, “Indemnifying Parties”) to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

(b)          如果按照条款14，收购方有权获得任何赔偿，则收购方有权按照14.2部分抵消所欠”出售方接受赔偿人”的赔偿款项与/或按照本《协议》规定抵消此类赔偿款项。此类抵消应被视为”收购价格”的调整。
In the event that Buyer is entitled to any indemnification pursuant to this Article 14, Buyer shall be entitled to set off any amounts owed to the Seller Indemnitees pursuant to Section 14.2 and/or otherwise pursuant to this Agreement against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.

(c)          如果按照本条款，收购方有权获得任何赔偿，但收购方未能按照14.3部分所述抵消此类赔偿，则出售方应（按照14.1部分的规定）支付赔偿款项。出售方应该按照14.1部分所述使用现金支付所有应付赔偿款项。
In the event that Buyer is entitled to any indemnification pursuant to this Article and Buyer is unable to set off such indemnification pursuant to this Section 14.3, the Seller shall pay the amount of the indemnification (subject to the limitation set forth in Section 14.1). The Seller shall pay any indemnification payment due under this Section 14.1 in cash.

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(d)          本文所述的赔偿款项应该将实际收到的任何保险赔款或其他第三方偿付考虑在内。
Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

(e)          在4.1节（企业存续及权力）、4.2节（授权）、4.3节（政府授权）、4.5节（资本）、4.6节（组织大纲及公司章程）、4.7节（公司记录）、4.9节（子公司）、4.14节（财产; 宏山控股及其子公司资产的所有权）、4.16(b)(x) （合同下的保证）、4.18 节（遵守法律）、4.21节（雇佣事项）、4.24节（税务事项）、4.26节（介绍费）、4.31节（补充中国陈述和保证）、5.1节（公司存续及权力）、5.2节（公司授权），以及5.5节（介绍费）中所作的陈述和保证，其有效期至相关的限制条例期满（包括任何与其相关的延长或放弃）之后九十(90)日；除此之外，宏山控股、出售方及收购方所作陈述及保证的有效期至成交之后满三周年之日。 按照14.1节或14.2节的规定，只要满足下述条件，则”接受赔偿方”从”赔偿方”获得对”损失”的赔偿的权利是有效的：(x) 如果涉及第14.3(e)部分第一句所作的陈述及保证，且存在违反或涉嫌违反任何”赔偿方”的任何保证条款或协议，并在相关限制条例期满（包括所有相关的延长或放弃）后满九十(90)日之前作出声明；且(y)如果是宏山控股、出售方及收购方在本文所作的所有其他陈述及保证，并在成交满三周年之前作出声明。
Except for the representations and warranties in Section 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3. (Governmental Authorization), 4.5 (Capitalization), 4.6 (Memorandum and Articles of Association), 4.7 (Corporate Records), 4.9 (Subsidiaries), 4.14 (Properties; Title to Heat Planet Holdings and its Subsidiaries’ Assets), 4.16(b)(x) (Warranties under Contracts), 4.18 (Compliance with Laws), 4.21 (Employment Matters), 4.24 (Tax Matters), 4.26 (Finder’s Fees), 4.31 (Additional China Representations and Warranties), Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), and Section 5.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of Heat Planet Holdings, the Seller and the Buyer shall survive until the three year anniversary of the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 14.1 or 14.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 14.3(e) and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the three year anniversary of the Closing, in the case of all other representations and warranties of Heat Planet Holdings, the Seller and the Buyer hereunder.

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Article XV
其它条款
Other Terms

15.1         收购完成之后各方的权益将继续有效。各方的权利及义务不会因本协议拟定交易的完成而成为不能予以执行。为了执行某一交易而签署及交付任何转让文件或其它文件时，该等权利及义务继续有效。
Each party’s benefits and rights will continue to be valid after the acquisition. Each parties’ rights and responsibilities will continue to be valid after the acquisition. Rights and responsibilities remain valid when signing and transferring any document in order to take on a transaction.

15.2         权利或责任的不转让。未经另一方的事先书面同意，任何一方不得转让、抵押本协议项下的任何权利或义务，或对其设定负担或以任何其它方式处置本协议项下的任何权利或义务，或试图或企图这样做。
No Transfer of Rights or Responsibilities. Without the other’s prior written consent, no party can transfer or collateralize any rights or obligations under this Agreement, nor create an encumbrance on or in any other way dispose of any rights or obligations under this Agreement, or attempt to do so.

15.3         成交确认。每一方均应采取一切必要的行动(包括签署协议及文件)，确保本协议及本协议项下拟定的交易完全生效，直至收购之公司完成所销售股票的变更登记。
Closing Confirmation. Each party shall take all necessary actions (including the signing of agreements and documents) to ensure that this Agreement and the proposed transaction under this Agreement be and remain in full force and effect until the change of registration of the Stock is completed.

15.4         出售/购买的弃权。本协议项下任何权利、权力或救济方法的未行使或延迟行使均不构成弃权。对任何权利、权力或救济方法的单独或部分行使或放弃，并不排除任何其他部分或进一步行使任何其它权利、权力或救济方式。除非弃权以书面方式作出，否则对作出弃权的一方无效或无约束力。
Abstain from the Right to Sell/ Purchase. Under this Agreement, any rights, powers or remedies, to exercise or delay in exercising, do not constitute a waiver. Any right, power or remedy or partial waiver, does not preclude any other or further exercise of any other rights, powers or remedies. Unless a waiver is in writing, such waiver is invalid and non-binding.

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15.5         通知。本协议项下发出或作出的任何通知、要求、同意或其它传达(每一均为”通知”)：
Notice. Any notice, request, consent or other convey issued or made under this Agreement (all is defined as “Notice”):

(a)          必须采用书面方式，且须由发件人或经其正式授权的人士签字；
must be made in writing and signed by the sender or by their duly authorized persons;

(b)          必须注明并送达至收件人的地址或传真号码，或本协议签署日之后收件人最新告知的地址或传真号码。
The recipient’s address or fax number shall be clearly marked, or the latest address or fax number shall be notified by the recipient following the execution of this Agreement.

(c)          一旦被递送、接收或留置在上述传真号码或地址，即被视为已有效送达或作出。如果通知递送或送达时并非受送地的工作日或当地时间16:00之后，则该通知将被视为在受送地下一工作日营业时间开始时有效送达或作出。
Once delivered, received or retained it shall be deemed to have been effectively served or made in the above fax number or address. If the notice is delivered or served other than on a Business Day or by 16:00 local time, the notice will be deemed to be served or made effective by the next Business Day.

15.6         适用法律。本协议适用香港法律。
Governing Laws. The laws of Hong Kong shall govern this Agreement.

15.7         争议解决。 Dispute Resolution.

(a)          本协议双方应通过友好协商的方式寻求解决因本协议所产生的或与本协议有关的一切争议或索赔。任何一方如欲通过协商解决争议或索赔，应书面通知对方。
The parties to this Agreement undertake through friendly consultation to find a solution to any dispute or Claim arising out of or relating to this Agreement. Any party who wishes to resolve the dispute through negotiation or Claim, shall provide written notice to the other.

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(b)          如果在(a)项所述通知发出之日起二十(20)个工作日内双方未能解决因本协议所发生的或与本协议有关的争议或索赔，包括与该协议的存在、效力或解除有关的任何问题，任何一方均可依据香港法律，将该争议或索赔提交香港法院处理。
If the parties fail to resolve any dispute or Claim arising out of or relating to this Agreement within twenty (20) Business Days following the delivery of a notice of dispute or Claim, as described in subparagraph (a) within , including the agreement with the existence, validity or dissolution of any dispute or claim arising out of or related to this Agreement, any party may, in accordance with the laws of Hong Kong, submit the dispute or claim to the Hong Kong courts.

15.8         副本及语言。 Copies and Language.

(a)          本协议一式数份。所有副本构成一份完整的文件。本协议以中文书就。
This agreement is in several copies. All copies constitute a complete document. This Agreement is written in Chinese.

(b)          本协议由各方于首页所示日期签署生效。
This Agreement becomes effective once signed by the parties on the date indicated on the first page.

Article XVI
终止
Termination

 16.1         无违约终止；费用。 如果本《协议》所述之交易至2012年12月31日（”外部成交日期”）未能成交，且收购方、宏山控股或出售方都无重大违约行为，但存在终止本《协议》的意图（按照16.2部分所述），则收购方应该有权自行决定终止本《协议》且不对其他各方承担任何责任。 “外部成交日期”之后，在随时书面通知宏山控股及出售方的情况下，收购方可以行使此项权利。如果本《协议》按照16.1部分被终止，则因本《协议》导致的费用由各方自行承担。
Termination Without Default; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2012 (the “Outside Closing Date”) and no material breach of this Agreement by Buyer, on one hand, or Heat Planet Holdings or the Seller, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 16.2 hereof), Buyer shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Buyer by giving written notice to Heat Planet Holdings and the Seller at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 16.1, each party shall bear its own expenses incurred in connection with this Agreement.

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16.2         因违约终止。Termination Upon Default.

(a)          如果在”成交日期”之前或当日，宏山控股或出售方就任何本《协议》或任何《补充协议》的陈述、保证、协议或保证条款存在重大违约行为，且在收到有关此类违约行为的合理详情陈述通知后的十（10）日之内及”外部成交日期”之前，未能弥补此违约行为，则在不影响收购方任何权利或义务的情况下，在”成交日期”之前或当日，收购方可以通知出售方终止本《协议》。 违反本《协议》第6.4, 6.8或6.9部分中所列的行为应该被视为对于本《协议》的条款构成重大违约行为。
Buyer may terminate this Agreement by giving notice to the Seller on or prior to the Closing Date, without prejudice to any rights or obligations Buyer may have, if the Heat Planet Holdings or the Seller shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Heat Planet Holdings or the Seller of a notice describing in reasonable detail the nature of such breach. A breach of Section 6.4, 6.8 or Section 6.9 of this Agreement shall be deemed to be a material breach of the terms of this Agreement.

(b)          如果在”成交日期”之前或当日，收购方就其在本《协议》中保证条款、协议、陈述及保证存在重大违约行为，且在收到有关此类违约行为的合理详情陈述通知后的十（10）日之内及”外部成交日期”之前，未能弥补此违约行为，则在不影响宏山控股或出售方的权利或义务的情况下，出售方可以通知收购方终止本《协议》。
The Seller may terminate this Agreement by giving notice to Buyer, without prejudice to any rights or obligations Heat Planet Holdings or the Seller may have, if Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach.

(c)          如果收购方按照16.2(a)部分所述终止了本《协议》，则宏山控股及出售方应该共同并各自负责支付自己的费用及收购方因本《协议》所产生的费用。
In the event this Agreement is terminated by Buyer pursuant to Section 16.2(a), Heat Planet Holdings and the Seller shall be jointly and severally responsible for paying all of their own expenses and those of Buyer incurred in connection with this Agreement.

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(d)          如果出售方按照16.2(b)所述终止了本《协议》，则收购方应该负责支付自己的费用及宏山控股或出售方因本《协议》所产生的费用（但是，宏山控股或出售方的此类费用应该被限制在一个法律顾问的合理律师费用范围）。
In the event this Agreement is terminated by the Seller pursuant to Section 16.2(b), Buyer shall be responsible for paying all of its own expenses and those of Heat Planet Holdings or the Seller incurred in connection with this Agreement (provided, however, such expenses of Heat Planet Holdings or the Seller shall be limited to reasonable attorney’s fees of one counsel).

16.3         持续有效。 按照本16条的规定，第12.1节，第 13.1节及第13.2节以及本16条的条款应该在本协议终止之后持续有效。
Survival. The provisions of Sections 12.1, 13.1 and 13.2, as well as this Article 16, shall survive any termination hereof pursuant to this Article 16.

[剩下页面故意留空白]
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(股权转让协议签署页）
(Signature page of this equity transfer agreement)

出售方 Seller：ALLIANCE RICH MANAGEMENT LIMITED

By:	/s/ Yonghui Li
Name: Yonghui Li
Title: Director

收购方 Buyer：AUTOCHINA GROUP INC

By:	/s/ Yonghui Li
Name: Yonghui Li
Title: Chief Executive Officer

宏山控股：Heat Planet Holdings Limited（宏山控股有限公司）

By:	/s/ Yonghui Li
Name: Yonghui Li
Title: Director

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附件一

ANNEX I

公司信息 Company Information

宏山控股 Heat Planet Holdings Limited

名称： Name:	Heat Planet Holdings Limited（宏山控股有限公司）
注册日期： Registration Date:	2007年9月14日 September 14, 2007
公司代码： Company Code:	1167359
公司类型： Type of Enterprise:	有限公司 Limited Liability Company
股东： Shareholder:	Alliance Rich Management Limited，100%
董事： Director:	Yong Hui Li

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旭威贸易 Xu Wei Trade

名称： Name:	河北旭威贸易有限公司 Hebei Xu Wei Trade Co., Ltd.
成立时间： Date of Establishment:	2007年12月20日 December 20, 2007
公司类型： Type of Enterprise:	有限责任公司（台港澳法人独资） Limited Liability Company (wholly owned by Taiwan/Hong Kong/Macau Legal Person)
经营范围： Scope of Business:

化工产品（不含化学危险品）、建筑材料（不含钢材）、机电产品（国家禁止经营的除外）的批发

Wholesale of chemical products (excluding hazardous chemicals), construction materials (excluding steel), machinery and electronic products (excluding those prohibited by the State)

注册地址： Registered Location:	石家庄市中山东路322号 322 Eastern Zhongshan Road, Shijiazhuang City
注册资本： Registered Capital:	5000万元 RMB 50 million
实缴资本： Paid-in Capital:	5000万元 RMB 50 million
股权持有者： Holder of Equity:	Heat Planet Holdings Limited（宏山控股有限公司), 100%
执行董事： Executive Director:	彭晋瑜 Peng, Jinyu

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瑞良商贸 Rui Liang Trade

名称： Name:	河北瑞良商贸有限公司 Hebei Rui Liang Trade Co., Ltd
成立时间： Date of Establishment:	2012年1月18日 January 18, 2012
公司类型： Type of Enterprise:	有限责任公司（外商投资企业法人独资） Limited Liability Company (wholly owned by foreign-invested enterprise)
经营范围： Scope of Business:

建筑材料、普通机械、电子产品、钢材、五金交电、装饰材料、化工产品（以上范围中法律、法规、国务院决定禁止或限制经营的除外）的销售；自有房屋租赁;商务信息咨询服务

Sale of construction materials, common machinery, electronic products, steel, hardware, decorative materials, chemical products (among the above those banned or prohibited by laws, statutes or State Council policies are excluded); self-owned property rental; and business consulting services.

注册地址： Registered Location:	石家庄市中山东路322号 322 Eastern Zhongshan Road, Shijiazhuang City
注册资本： Registered Capital:	10000万元 RMB 100 million
实缴资本： Paid-in Capital:	10000万元 RMB 100 million
股权持有者： Holder of Equity:	河北旭威贸易有限公司，100% Hebei Xu Wei Trade Co., Ltd., 100%
执行董事： Executive Director:	阎会凯 Yan, Huikai

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附件二

ANNEX II

开元中心写字楼简介

Introduction of KaiYuan Center Office Building

开元中心位于河北省石家庄市一环内城市核心区域，是石家庄最核心的商务领地。开元中心整个大楼用地面积10601.234平方米，总建筑面积约18万平方米，建筑物总高度245米，地上建筑53层，地下四层。其中5-27层为办公楼，评估的面积为61224.50平方米，交楼的时间约为2012年8月底。

KaiYuan Center Office Building is located in an urban central area within the First Ring Road of Shijiazhuang City in Hebei Province, which is the innermost business zone in Shijiazhuang. KaiYuan Center Office Building covers a total area of 10,601.234 square meters, with a total construction area of 180,000 square meters, a building height of 245 meters, and with 53 floors above the ground and 5 levels under the ground. The fifth to twenty-seventh floors are used for offices, covering an assessed area of 61,224.50 square meters. The hand-over time is around the end of August 2012.

开元中心为国际标准化的高级酒店和高端办公的综合体。5层—27层为办公用房，写字楼低区（5层—11层）每层建筑面积约为3000平方米（第5层约为2300平方米），层高高达4.5米，净高约3.0米，，低区配置4台客用电梯，高区（13层—26层）每层建筑面积约为2700平方米，层高达4.2米，净高约2.7米，27层层高达5.2米，净高3.1米，高区配置6台客用电梯。

KaiYuan Center is an internationally standardized complex of luxury hotel and high-end offices. Fifth through twenty-seventh floors are office space. For the lower levels of the office building (5-11 floors), each floor covers an area of approximately 3000 square meters (while the 5th floor covers approximately 2300 square meters) and is 4.5 meters high, with a net height of approximately 3.0 meters. The lower levels are equipped with four passenger elevators. For the higher levels (13-26 floors), each floor covers an area of approximately 2700 square meters and is 4.2 meters high, with a net height of approximately 2.7 meters (while twenty-seventh floor is 5.2 meters high with a net height of 3.1 meters). The higher levels are equipped with six passenger elevators.

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附件三

ANNEX III

开元中心交楼标准 KaiYuan Center Delivery Standards

1.          电梯牌子，数量，荷载，型号：

Brand, Quantity, Load Limit, and Type of Elevators:

电梯牌子：瑞士的迅达电梯，设置电梯LCD系统；

Elevator Brand: Schindler Elevators by Switzerland; with LCD system installed.

数量：客梯10部，服务梯2台；

Quantity: 10 Passenger Elevators and 2 service elevators.

荷载: 1350kg/18p；

Load Limit: 1350 kg or 18 persons;

型号Models: S7000；S80L；S5400。

2.          空调通风系统，规格型号，功能：

Air Conditioning and Ventilation System, Specifications and Features:

空调通风系统：采用美国开利中央空调，写字楼末端采用江森自控的变风量末端VAV空调设备；

Air Conditioning and Ventilation System: US Carrier Central A/C System, with Johnson Self-Control A/C VAVs equipped in the terminal offices.

VAV规格型号Specifications and Models：TSS-7P00000-05-000-R-0，TSS-7P00000-06-000-R-0，TSS-6P000WC1-06-000-R-0，TSS-6P000WC1-08-000-R-0，TSS-6P000WC1-10-000-R-0；

功能：可根据需要人性化调节送风温度。

Features: Adjustable temperatures of the supplied air according to human needs.

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3.          楼层净高：

Net Height of Floors:

写字楼低区（5层-11层）层高高达4.5米，净高约3.0米，高区（13层-26层）层高达4.2米,净高约2.7米，27层层高达5.2米，净高3.1米。

Each floor of the lower levels (5-11 floors) is 4.5 meters high with a net height of 3.0 meters; each of the higher levels (13-26 floors) is 4.2 meters high with a net height of 2.7 meters. Twenty-seventh floor is 5.2 meters high with a net height of 3.1 meters.

4.          外墙玻璃，牌子，型号，功能：

 Glass, Brand, Model and Functions of External Walls:

外玻璃幕墙选用天津南玻中空充氩气的双层钢化LOW膜玻璃，LOW-E中空玻璃，即可以避免光污染，又能良好采光，同时它冬季保温，夏季降温，减少采暖制冷的消耗。

The outer glass wall uses double-steel, hollow with argon-filled LOW membrane glass and LOW-E insulating glass made by Tianjin CSG Holdings Co., Ltd, which not only avoids light pollution, but also brings good lighting. Also, it keeps heat in the winter and reduces heat in the summer, and therefore efficiently lowering the consumption of energy usually used for heating and cooling.

5.          公共区域的装修标准，包括天花，墙身，地面等，型号，功能，牌子：

 Renovation Standards for Public Areas, including ceilings, walls, floors, and related models, features and brands:

办公大堂吊顶棚为纸面石膏板吊顶，顶高度达9.3米；地面选用石材；墙面为饰面或艺术玻璃。

The ceiling of the building’s lobby is surfaced with plasterboards at a top height of 9.3 meters; the floor is paved with stone materials; and the walls are surfaced with ornamental facing or art glass.

6.          办公区域的装修标准，包括天花，墙身，地面等，型号，功能，牌子：

 Renovation Standards for Office Areas, including ceilings, walls, floors, and related models, features and brands:

办公区地面为架空网络地板，适合现代办公灵活的综合布线要求；顶棚选用优质矿棉板吊顶，墙柱面为壁纸墙面。

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OA cablefloor is installed throughout office spaces, which meets the requirements of modern offices with flexible cable layout. High-quality mineral wool boards are installed on the ceilings and supporting walls are finished with wallpapers.

7.          洗手间的装修标准，包括天花，墙身，地面，洁具等，型号，功能，牌子：

 Renovation Standards for restrooms, including ceilings, walls, floors, and related models, features and brands:

卫生间地面选用高档石材铺贴，墙面为石材、艺术玻璃及壁纸，顶棚选用轻钢龙骨石膏板吊顶，刷多乐士乳胶漆；卫生间隔断选用威盛亚的高档胡桃木饰面，洁具选用TOTO系列产品。

Restrooms’ floor is paved with high-end stone materials, and their walls are finished with stone, art glass and wallpaper. Light-steel-framed gypsum boards are installed on the suspended ceilings, finished with top-quality Dulux emulsion paint; Wilsonart walnut tiling is applied to the restroom compartments and restroom fixtures are selected series from TOTO products.

8.          相关配套设备情况，包括消防，电话，网络，监控，供电，照明等：

 Auxiliary fixtures and equipment, including fire protection, telephones, network, monitoring system, power supply, lighting, etc.:

相关配套设备有：Relevant auxiliary systems are:

消防自动化系统 Fire-fighting Automation System

电话系统 Telephone system

计算机宽带网络系统 Computer Wide-Band Network system

双路供电：双路供电，容量满足负荷要求 Dual Power Supply: Capacity meets load demands.

智能化系统 Intelligent system

楼宇可视对讲机安居防范系统 Building Visual Intercom and Safe Living System

保安闭路监控系统 Security Guard Closed-Circuit Video Monitoring System

出入口控制系统 Entrance/Exit Control System

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电子巡更系统 Electronic Night Patrol System

停车场管理系统 Parking Lot Management System

紧急广播与背景音乐系统 Emergency Announcement and Background Music System

有线电视系统 Cable Television System

物业管理计算机化 Computerized Property Management

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